Exhibit 99.2

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Double Eagle Parent, Inc.

Boston, Massachusetts

We have audited the accompanying balance sheets of Double Eagle Parent, Inc. and its subsidiaries (the “Company”), as of December 31, 2016 (Successor) and 2015 (Predecessor), and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for the period from November 9, 2016 through December 31, 2016 (Successor), the period from January 1, 2016 through November 8, 2016 (Predecessor), and the years ended December 31, 2015 and 2014 (Predecessor).

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Double Eagle Parent, Inc. and its subsidiaries as of December 31, 2016 (Successor) and 2015 (Predecessor), and the results of their operations and their cash flows for the period from November 9, 2016 through December 31, 2016 (Successor), the period from January 1, 2016 through November 8, 2016 (Predecessor), and the years ended December 31, 2015 and 2014 (Predecessor), in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

June 9, 2017

Boston, Massachusetts

DOUBLE EAGLE PARENT, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	Successor	Predecessor
	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$58,551	$121,317
Restricted cash	570	1,607
Accounts receivable, net of allowances for doubtful accounts of $1,729 and $5,395 at December 31, 2016 and 2015, respectively	389,926	359,081
Unbilled services	220,224	207,465
Prepaid expenses and other current assets	687,349	42,930
Income tax receivable	1,963	1,076

Total current assets	1,358,583	733,476
Property and equipment, net	167,426	142,032
Goodwill	1,950,237	895,369
Intangible assets, net	1,888,573	334,646
Non-current deferred tax assets	1,966	10,032
Other assets	44,290	37,134

Total assets	$5,411,075	$2,152,689

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of notes, capital lease obligations and other financing arrangements	$670,227	$23,333
Accrued payroll, accounts payable and accrued expenses	354,655	333,726
Income taxes payable	4,976	5,484
Deferred revenue and client advances	229,875	246,656

Total current liabilities	1,259,733	609,199
Capital lease obligations, net of current portion	47,775	45,258
Long-term debt, net of current portion	2,318,877	2,101,885
Non-current income tax liability	7,545	5,942
Deferred tax liability	274,885	73,360
Other non-current liabilities	138,190	88,153

Total liabilities	4,047,005	2,923,797

Commitments and contingencies (Note 11 and 12)
Double Eagle Parent, Inc. stockholders’ equity (deficit):
Common stock, $.0001 and $.01 par value, 16,000,000 and 81,000,000 shares authorized, 14,113,874 and 58,345,669 shares issued and outstanding at December 31, 2016 and 2015, respectively	1	583
Additional paid-in-capital	1,412,703	573,157
Accumulated deficit	(41,360)	(1,309,136)
Accumulated other comprehensive loss	(9,097)	(37,340)

Total Double Eagle Parent, Inc. stockholders’ equity (deficit)	1,362,247	(772,736)
Noncontrolling interest	1,823	1,628

Total stockholders’ equity (deficit)	1,364,070	(771,108)

Total liabilities and stockholders’ equity (deficit)	$5,411,075	$2,152,689

The accompanying notes are an integral part of these consolidated financial statements.

DOUBLE EAGLE PARENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Successor	Predecessor
	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
Net revenues	$294,094	$1,898,560	$1,994,318	$1,806,405
Reimbursed out-of-pocket expenses	57,641	303,665	326,955	266,786

Total revenues	351,735	2,202,225	2,321,273	2,073,191

Operating expenses:
Cost of revenues	222,804	1,301,108	1,326,782	1,203,636
Reimbursable out-of-pocket expenses	57,641	303,665	326,955	266,786
Selling, general and administrative expenses	92,220	467,596	525,229	529,366
Impairment of goodwill	—	65,515	33,964	15,795
Impairment of long-lived assets	—	2,467	35,193	8,228

Total operating expenses	372,665	2,140,351	2,248,123	2,023,811

Operating income (loss)	(20,930)	61,874	73,150	49,380
Loss on extinguishment of debt and refinancing costs	—	(1,001)	—	(10,062)
Interest expense	(43,463)	(188,634)	(228,287)	(217,473)
Interest income	(3)	364	88	424
Other income	—	—	11,318	—

Income (loss) before income tax (provision) benefit and income (loss) from equity investments	(64,396)	(127,397)	(143,731)	(177,731)
Income tax (provision) benefit	23,334	(15,147)	(5,567)	(2,507)

Income (loss) before income (loss) from equity investments	(41,062)	(142,544)	(149,298)	(180,238)
Income (loss) from equity investments	—	9	(1,279)	(404)

Income (loss) from continuing operations	(41,062)	(142,535)	(150,577)	(180,642)
Net income (loss) from discontinued operations, net of tax	—	—	—	(8,163)

Net income (loss)	(41,062)	(142,535)	(150,577)	(188,805)
Less: Net (income) loss attributable to the noncontrolling interest	(298)	(760)	(891)	(830)

Net income (loss) attributable to Double Eagle Parent, Inc.	$(41,360)	$(143,295)	$(151,468)	$(189,635)

The accompanying notes are an integral part of these consolidated financial statements.

DOUBLE EAGLE PARENT, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Successor	Predecessor
	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
Net income (loss)	$(41,062)	$(142,535)	$(150,577)	$(188,805)
Other comprehensive income (loss):
Foreign currency translation adjustment	(9,097)	(2,745)	(9,963)	(16,848)

Total other comprehensive income (loss)	(9,097)	(2,745)	(9,963)	(16,848)

Total comprehensive income (loss)	(50,159)	(145,280)	(160,540)	(205,653)

Less: Comprehensive (income) loss attributable to the noncontrolling interest	(298)	(760)	(891)	(830)

Comprehensive income (loss) attributable to Double Eagle Parent, Inc.	$(50,457)	$(146,040)	$(161,431)	$(206,483)

The accompanying notes are an integral part of these consolidated financial statements.

DOUBLE EAGLE PARENT, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share data)

			Additional	Accumulated	Accumulated Other	Non-
		Common	Paid-In	Equity	Comprehensive	controlling
	Shares	Stock	Capital	(Deficit)	Loss	Interest	Total

Predecessor
Balance at December 31, 2013	58,345,669	$583	$568,725	$(968,033)	$(10,529)	$1,217	$(408,037)
Net income (loss)	—	—	—	(189,635)	—	830	(188,805)
Foreign currency translation adjustment	—	—	—	—	(16,848)	—	(16,848)
Stock-based compensation expense	—	—	556	—	—	—	556
Distributions to noncontrolling interest	—	—	—	—	—	(653)	(653)

Balance at December 31, 2014	58,345,669	583	569,281	(1,157,668)	(27,377)	1,394	(613,787)
Net income (loss)	—	—	—	(151,468)	—	891	(150,577)
Foreign currency translation adjustment	—	—	—	—	(9,963)	—	(9,963)
Stock-based compensation expense	—	—	3,876	—	—	—	3,876
Distributions to noncontrolling interest	—	—	—	—	—	(657)	(657)

Balance at December 31, 2015	58,345,669	583	573,157	(1,309,136)	(37,340)	1,628	(771,108)
Net income (loss)	—	—	—	(143,295)	—	760	(142,535)
Foreign currency translation adjustment	—	—	—	—	(2,745)	—	(2,745)
Exercise of stock options	11,686	1	25	—	—	—	26
Stock-based compensation expense	—	—	25,013	—	—	—	25,013
Distributions to noncontrolling interest	—	—	—	—	—	(817)	(817)

Balance at November 8, 2016	58,357,355	$584	$598,195	$(1,452,431)	$(40,085)	$1,571	$(892,166)

Successor
Balance at November 9, 2016	—	$—	$—	$—	$—	$1,571	$1,571
Net income (loss)	—	—	—	(41,360)	—	298	(41,062)
Foreign currency translation adjustment	—	—	—	—	(9,097)	—	(9,097)
Equity contribution	14,113,874	1	1,411,469	—	—	—	1,411,470
Stock-based compensation expense	—	—	1,234	—	—	—	1,234
Distributions to noncontrolling interest	—	—	—	—	—	(46)	(46)

Balance at December 31, 2016	14,113,874	$1	$1,412,703	$(41,360)	$(9,097)	$1,823	$1,364,070

The accompanying notes are an integral part of these consolidated financial statements.

DOUBLE EAGLE PARENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Successor	Predecessor
	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
Cash flows from operating activities:
Net income (loss)	$(41,062)	$(142,535)	$(150,577)	$(188,805)
Adjustments to reconcile net income (loss) to net cash provided by (used) in operating activities:
(Income) loss from discontinued operations, net of tax	—	—	—	8,163
Depreciation	9,253	47,927	47,536	40,583
Amortization of intangible assets	27,786	31,178	47,552	66,732
Amortization of deferred financing costs and original issue discount/premium	130	16,261	19,033	18,635
Impairment of goodwill	—	65,515	33,964	15,795
Impairment of long-lived assets	—	2,467	35,193	8,228
Payment-in-kind interest	—	8,025	65,508	22,984
Gain on sale of business	—	—	(11,318)	—
(Gain) loss on disposal of assets	(69)	2,511	810	244
Stock-based compensation expense	1,234	25,013	3,876	556
(Gain) loss on extinguishment of debt	—	1,001	—	3,537
Deferred taxes	(23,789)	8,144	(2,744)	4,638
Other non-cash adjustments	363	(2,570)	1,596	(4,618)
Changes in assets and liabilities, net
Accounts receivable, net	(12,111)	(24,882)	(67,726)	(37,141)
Unbilled services	(618)	(15,444)	(31,567)	(10,249)
Prepaid expenses and other current assets	10,548	862	(7,286)	(547)
Accrued payroll, accounts payable and accrued expenses	(17,546)	33,097	58,836	(4,406)
Net change in income tax receivable and non-current income tax liability	319	(420)	4,135	(1,734)
Deferred revenue and client advances	(7,325)	25,784	59,969	12,762
Other, net	(1,108)	4,759	(55)	(1,404)

Net cash provided by (used in) continuing operations	(53,995)	86,693	106,735	(46,047)
Net cash provided by (used in) discontinued operations	—	—	—	(7,988)

Net cash provided by (used in) operating activities	(53,995)	86,693	106,735	(54,035)

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(1,193,214)	—	—	—
Funds held in deposit for debt repayment	(639,063)	—	—	—
Purchases of property and equipment	(5,555)	(23,623)	(39,279)	(33,089)
Proceeds from sale of business	—	—	14,251	—
Proceeds from vehicle sales and rebates on vehicle leases	—	7,149	17,731	12,190
Proceeds from sale of investments	—	—	2,024	—
Purchase of investments	—	—	—	(2,625)
Other, net	1,058	(39)	39	163

Net cash provided by (used in) investing activities	(1,836,774)	(16,513)	(5,234)	(23,361)

Cash flows from financing activities:
Repayments on capital leases	(1,617)	(29,471)	(29,417)	(17,866)
Borrowings under line of credit	30,000	40,000	153,000	369,000
Repayment on line of credit	(45,000)	(25,000)	(153,000)	(369,000)
Payment on installment note and contingent consideration related to acquisition	(534)	(2,000)	(2,500)	(1,500)
Proceeds from issuances of debt	1,723,644	464	2,444	2,776
Payment of debt issuance costs	(64,711)	—	(1,771)	(2,428)
Equity contribution	1,038,030	—	—	—
Repayment of debt and other financing arrangements	(1,446,266)	(102,400)	(2,800)	(4,859)
Repurchase of Notes	—	(22,790)	—	—
Issuance of notes payable	675,000	—	—	50,000
Other, net	(45)	(793)	(657)	(653)

Net cash provided by (used in) financing activities	1,908,501	(141,990)	(34,701)	25,470

Effects of foreign currency exchange rate changes on cash	(4,902)	(3,786)	(2,542)	(7,242)

Net increase (decrease) in cash and cash equivalents	12,830	(75,596)	64,258	(59,168)
Cash and cash equivalents, beginning of year	45,721	121,317	57,059	116,227

Cash and cash equivalents, end of year	$58,551	$45,721	$121,317	$57,059

Supplemental disclosure of cash flow information:
Cash paid for interest	$40,105	$171,214	$145,153	$194,050
Cash paid (refund) for income taxes	378	7,558	2,903	(1,273)
Supplemental disclosure of non-cash activities:
Business combination consideration for contingent and deferred payments	81,331	—	—	—
Issuance of Junior Lien Secured Notes for backstop fees	—	—	—	7,000
Vehicles acquired through capital lease agreements	1,802	46,057	52,806	35,532
Accrued capital expenditures	4,414	1,104	2,666	5,338

The accompanying notes are an integral part of these consolidated financial statements.

DOUBLE EAGLE PARENT, INC.

Notes to Consolidated Financial Statements

1. Organization and Business

Double Eagle Parent, Inc. (“Double Eagle”, or together with its consolidated subsidiaries, the “Company” (including both the Predecessor and Successor periods, as defined below)) is a leading global provider of outsourced clinical development and commercialization services to biopharmaceutical companies. The Company provides services through two reportable business segments: Clinical and Commercial. The Company provides a full suite of services to enhance its clients’ ability to successfully develop, launch and market their products. The Company offers its solutions on both a standalone and integrated basis. The Company’s services cover the entire biopharmaceutical development and commercialization continuum spanning from first-in-human clinical trial to the ongoing commercialization of mature products.

On August 4, 2010, inVentiv Group Holdings, Inc. (“inVentiv”)’s subsidiary, inVentiv Acquisition, Inc., merged with and into inVentiv Health, Inc. (“inVentiv Health”), with inVentiv Health as the surviving company (the “THL Acquisition”). Funds affiliated with Thomas H. Lee Partners (‘THL”) held a controlling interest in inVentiv.

On November 9, 2016, inVentiv was acquired by Double Eagle Parent, Inc. (“Parent”), a Delaware corporation, through a merger of its wholly owned subsidiary, Double Eagle Acquisition Sub, Inc. (“Merger Sub”), with and into inVentiv at the closing of the acquisition (the “Acquisition”). Accordingly, inVentiv became a wholly-owned subsidiary of Parent. Prior to the Acquisition of inVentiv, Parent had substantially no operations other than activities associated with the Acquisition. Upon the Acquisition, the only asset of the Parent is the investment in subsidiaries that hold the direct investment in inVentiv.

Prior to the effective time of the Acquisition, stockholders affiliated with THL and certain other stockholders contributed a portion of their shares of common stock in inVentiv (“Rollover Shares”) in exchange for shares of Parent’s common stock, and at the effective time of the Acquisition all issued and outstanding shares of common stock of inVentiv (including eligible equity awards), other than the Rollover Shares, were cancelled and converted into the right to receive a pro rata portion of the merger consideration. Parent was formed by Advent International GPE VII Limited Partnership, a Cayman Islands exempted limited partnership, which is managed by Advent International Corporation (“Advent”). Upon consummation of the Acquisition, (a) funds affiliated with Advent and funds affiliated with THL beneficially owned, in the aggregate, more than a majority of the outstanding shares of inVentiv common stock, with the remainder being owned by management and other investors and (b) governance rights are shared evenly between Advent and THL. See Note 3 for further information on the Acquisition.

On August 31, 2015, the Company sold inVentiv Patient Access Solutions (“iPAS”), an entity within the Company’s Commercial segment, resulting in a gain on sale of $11.3 million, which was recorded within other income in the consolidated statements of operations. The Company derived net revenues of $11.9 million and $16.1 from iPAS for the years ended December 31, 2015 and 2014, respectively. The disposal of iPAS did not result in a strategic shift that has or will have a material impact on the Company’s consolidated financial position or results of operations. Accordingly, the disposition was not presented as a discontinued operation.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements, prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), include the accounts of Double Eagle and its wholly owned subsidiaries. In addition, the Company consolidates the accounts of its 60% owned subsidiary and reflects the minority interest as a noncontrolling interest classified in equity. The Company has both equity and cost method investments in securities of certain privately held entities. Investments accounted for under the equity method are recorded at the amount of the Company’s investment and adjusted each period for the Company’s share of the investee’s income or loss. During the year ended December 31, 2015, the Company recognized a $1.3 million loss on dissolution of a joint venture accounted for under the equity method, which is included in income (loss) from equity investments in the consolidated statements of operations. Investments accounted for under the cost method are recorded at the historical carrying value. The carrying value of both types of investments is recorded in other assets in the consolidated balance sheets and is immaterial. All intercompany transactions have been eliminated in consolidation.

Predecessor and Successor Reporting

The Acquisition was accounted for as a business combination using the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of inVentiv were adjusted to their fair value as of November 9, 2016, the day that Parent acquired inVentiv. Prior to the Acquisition, the financial results of inVentiv were not included within the Parent and the Parent has no operations apart from its investment in inVentiv. Accordingly, the consolidated financial statements are presented for two periods, Predecessor and Successor, which relate to the period before the consummation of the transaction (labeled “Predecessor” for the period January 1, 2016 through November 8, 2016 and the years ended December 31, 2015 and 2014) and the period after November 8, 2016 (labeled “Successor” for the period November 9, 2016 through December 31, 2016), to indicate the application of a different basis of accounting between the periods presented. The Predecessor reflects inVentiv prior to the Acquisition. See Note 3 for additional information regarding the Acquisition. Therefore, the Company’s financial information prior to the transaction is not comparable to its financial information subsequent to the transaction.

Discontinued Operations

In 2012, the Company adopted plans to sell its medical management and sample management businesses, which were small non-core businesses within the Commercial segment. The results have been classified and presented as discontinued operations in the accompanying consolidated financial statements for 2014. The cash flows of these businesses are also presented separately in the consolidated statements of cash flows. See Note 4 for additional information.

Revenue Recognition

The Company’s revenue arrangements are typically service-based contracts which may be on a fixed price or fee-for-service basis and may include variable components such as incentive fees and performance penalties. The duration of the Company’s contracts ranges from a few months to several years, depending on the arrangement. The Company recognizes revenue when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) services have been rendered, (iii) fees are fixed or determinable, and (iv) collectability is reasonably assured. The Company’s contracts do not generally contain a refund provision. The Company does not recognize revenue with respect to start-up activities including contract and scope negotiation, and feasibility analysis. The costs for these activities are expensed as incurred. Revenue related to changes in contract scope, which are subject to client approval, is recognized when amounts are determinable and realization is reasonably assured.

The Company recognizes revenue from its service contracts either using a fee-for-service method, proportional performance method, or completed contract method. For fee-for-service contracts, representing approximately two-thirds of net revenues, the Company records revenue as contractual items (i.e., “units”) are delivered to the client, or, in the event the contract is time and materials based, when labor hours are incurred. The Company uses the proportional performance method, representing approximately one-third of net revenues, when its fees for a service obligation are fixed pursuant to the contractual terms. Revenue is recognized as services are performed and measured on a proportional performance basis, generally using output measures that are specific to the services provided. To measure performance on a given date, the Company compares effort expended through that date to estimated total effort to complete the contract. The Company believes the best indicator of effort expended to complete its performance requirement related to its contractual obligation are the actual units delivered to the client, or the incurrence of labor hours when no other pattern of performance exists. In the event the Company uses labor hours as the basis for determining proportional performance, the Company estimates the number of hours remaining to complete its service obligation. Actual hours incurred to complete the service requirement may differ from the Company’s estimate, and such differences are accounted for prospectively. Examples of output measures the Company uses are site or investigator recruitment, patient enrollment, data management or other deliverables common to its clinical segment. The Company uses the completed contract method when fees are not determinable until all services are delivered to the client, or, when there is uncertainty with respect to the Company’s ability to deliver the services to the client. The completed contract method is used only for a limited number of arrangements.

The Company enters into multiple element arrangements in which the Company is engaged to provide multiple services under one agreement. In such arrangements, the Company records revenue as each separate service, or an element, is delivered to the client. Such arrangements are predominantly within the Company’s Commercial segment where the Company is engaged to provide recruiting, deployment, and detailing services. These services may be sold individually or in combination with contractual fees that may be based on fixed fees for each element; variable fees for each element; or a combination of both fixed and variable fees. For the arrangements that include multiple elements, arrangement consideration is allocated at inception to units of accounting based on the relative selling price. The best evidence of selling price of a unit of accounting is vendor-specific objective evidence (“VSOE”), which is the price the Company charges when the deliverable is sold separately. When VSOE is not available to determine selling price, the Company uses relevant third-party evidence (“TPE”) of selling price, if available. When neither VSOE nor TPE of selling price exists, the Company uses its best estimate of selling price (“BESP”), which generally consists of an expected margin on the cost of services.

The Company’s contracts frequently undergo modifications as the work progresses due to changes in the scope of work being performed. The Company does not recognize revenue related to contract modifications until client acceptance and payment is deemed reasonably assured.

The Company may offer volume and other discounts to its large clients based on annual volume thresholds or other metrics. The Company records an estimate of the rebate as a reduction of revenue based on the estimated rebate earned during the period.

Most contracts may be terminated with advance notice from a client. In the event of termination, the Company’s contracts generally require payment for services rendered through the date of termination.

Deferred Revenue and Client Advances

In some cases, a portion of the contract fee is billed or paid at the time the contract is initiated or prior to the service being performed. In the event the Company bills or receives cash in advance of the services being performed or expenses incurred, the Company records a liability denoted as deferred revenue and client advances in the accompanying consolidated balance sheets and recognizes revenue as the services are performed and any reimbursable expenses are incurred. For certain agreements, the Company is entitled to additional compensation if certain performance-based criteria are achieved over the contract duration. As there is substantive uncertainty regarding the ability to realize such amounts at the onset of the arrangements, such revenues are deferred until the Company determines it has met the performance-based criteria and the other revenue recognition criteria described above.

Reimbursable Revenues and Reimbursable Out-Of-Pocket Expenses

The Company records reimbursable revenues and reimbursable out-of-pocket expenses as a separate revenue and expense line in the consolidated statements of operations when the Company is the primary obligor in such transactions. This amount consists of such items as pass through travel expenses and other out-of-pocket costs that are reimbursed by clients.

As is customary in the industry, the Company routinely enters into separate agreements on behalf of its clients with independent physician investigators in connection with clinical trials. The funds received for investigator fees are netted against the related cost because such fees are the obligation of the Company’s clients, without risk or reward to the Company. The Company is not obligated either to perform the service or to pay the investigator in the event of default by the client. In addition, the Company does not pay the independent physician investigator until funds are received from the client.

Receivables, Billed and Unbilled

In general, prerequisites for billings and payments are established by contractual provisions including predetermined payment schedules, submission of appropriate billing detail or the achievement of contract milestones, depending on contract terms. Unbilled services represent services that have been rendered for which revenue has been recognized but amounts have not been billed. The portion of unbilled services that are anticipated to be collected after one year and the portion of unbilled services that relate to modifications that have not been fully approved are de minimis. Billed receivables represent amounts the Company invoiced its client according to contractual terms. The Company evaluates its receivables for collectability based on specific client circumstances, credit conditions, history of write-offs and collections. The Company records a provision for bad debts to record the receivable based on the amount the Company deems probable of collection.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents are comprised principally of amounts in operating cash accounts that are stated at cost, which approximates fair value, and have original maturities of three months or less.

In addition to cash equivalents, the Company held $0.6 million and $1.6 million at December 31, 2016 and 2015, respectively, of restricted cash that collateralizes certain security deposits and obligations.

Cash Pooling

The Company and certain of its international subsidiaries entered into a notional cash pooling arrangement (“Cash Pool”) to help manage global liquidity requirements. The parties to the arrangement combine their cash balances in pooling accounts with the ability to set-off overdrafts to the bank against positive cash balances. Each subsidiary receives interest on the cash balances or pays interest on amounts owed. At December 31, 2016, the Company’s net cash position in the pool of $35.6 million, defined as the gross cash position in the pool of $134.1 million less borrowings of $98.5 million, is reflected as cash and cash equivalents in the consolidated balance sheet.

Property and Equipment

Property and equipment is stated at cost. The Company depreciates furniture, fixtures and office equipment on a straight-line basis over three to seven years; computer equipment and software over two to seven years; and leasehold improvements over the shorter of the term of the lease or the estimated useful lives of the improvements. The Company amortizes the cost of vehicles under capital leases on a straight-line basis over their estimated useful lives, which is generally equal to or less than the applicable lease term.

Business Combinations

The Company accounts for business combinations in accordance with the acquisition method of accounting. The acquisition method of accounting requires that assets acquired and liabilities assumed be recorded at their fair values on the date of a business acquisition. The consolidated financial statements reflect the results of operations of the acquired business from the date of the acquisition.

The judgments that the Company makes in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact earnings in periods following a business combination. The Company generally uses either the income, cost or market approach to determine the appropriate fair values. The income approach presumes that the value of an asset can be estimated by the net economic benefit to be received over the life of the asset, discounted to a present value. The cost approach presumes that an investor would pay no more for an asset than its replacement or reproduction cost. The market approach estimates value based on what other participants in the market have paid for reasonably similar assets. Although each valuation approach is considered in valuing the assets acquired, the approach ultimately selected for each asset or class of assets or liabilities assumed is based on the relevant characteristics and the availability of information.

The Company records contingent consideration resulting from a business combination at its fair value on the acquisition date. Each reporting period thereafter, the Company revalues these obligations and records increases or decreases in their fair value as an adjustment to selling, general and administrative (“SG&A”) expenses within the consolidated statements of operations. The changes in the fair value of the contingent consideration obligation are the result of updates to the achievement of expected financial metrics.

Significant judgment is employed in determining the appropriateness of these valuation assumptions as of the acquisition date and for each subsequent period. Accordingly, any change in these valuation assumptions could have an impact on the Company’s financial statements. See Note 3 for additional information.

Goodwill and Indefinite-lived Intangible Assets

Goodwill represents the amount of the purchase price in excess of the fair values assigned to the underlying identifiable net assets of acquired businesses. Goodwill and other indefinite-lived intangible assets, such as tradenames, are assessed annually for potential impairment on October 1 or when management determines that the carrying value of goodwill or an indefinite-lived intangible asset may not be recoverable based upon the existence of certain indicators of impairment, such as a loss of a significant client, a significant change to the Company’s regulatory environment that hinders the ability to conduct business, or a significant downturn in the economy. Goodwill is tested for impairment at the reporting unit level, which is one level below the operating segment level. The Company identified 12 reporting units with goodwill assigned at December 31, 2016.

As part of the Company’s annual goodwill impairment testing, the Company may first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. Qualitative factors assessed at the reporting unit level include, but are not limited to, macroeconomic, industry and market conditions, competitive environments, results of past impairment tests, new service offerings, cost factors and financial performance of the reporting unit. If the Company chooses not to complete a qualitative assessment for a given reporting unit or if the initial assessment indicates that it is more likely than not that the carrying value of a reporting unit exceeds its estimated fair value, performance of the two-step quantitative impairment test is required. The first step compares the fair value of the reporting unit to its carrying value. If the carrying value exceeds the fair value, the second step of the test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying value of that goodwill. To calculate the implied fair value of goodwill in this second step, the Company allocates the fair value of the reporting unit to all of the assets and liabilities of that reporting unit (including any previously unrecognized intangible assets) as if the reporting unit had been acquired in a current business combination and the fair value was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amount assigned to the assets and liabilities of the reporting unit represents the implied fair value of goodwill. If the carrying value of goodwill exceeds the implied fair value of goodwill, an impairment loss is recognized for that difference. See Note 5 for additional information.

Testing indefinite-lived intangible assets, other than goodwill, for impairment requires a one-step approach. As part of the Company’s annual indefinite-lived intangible impairment testing, the Company may first assess qualitative factors to determine whether it is more likely than not that the fair value of the intangible is less than its carrying value. Qualitative factors include, but are not limited to, macroeconomic, industry and market conditions, competitive environments, results of past impairment tests, new service offerings, cost factors and financial performance of the reporting unit. If the carrying amount of indefinite-lived intangible assets exceeds the fair value, an impairment loss is recognized equal to the excess. The process of estimating the fair value of indefinite-lived intangible assets is subjective and requires the use of estimates. Such estimates include, but are not limited to, future operating performance and cash flows, royalty rate, terminal growth rate, and discount rate. See Note 6 for additional information.

Long-lived Assets

The Company reviews its long-lived assets, including finite-lived intangible assets and property and equipment, for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable. Events or circumstances that would result in an impairment review primarily include sustained operating losses or a significant change in the use of an asset. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Should we determine that the carrying values of held-for-use long-lived assets may not be recoverable, we will measure any impairment based on a projected discounted cash flow method. We may also estimate fair value based on market prices for similar assets, as appropriate. Significant judgments are required to estimate future cash flows, including the selection of appropriate discount rates, projected cash flows from the use of an asset and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for these assets. An impairment loss would be recognized based on the amount by which the carrying value of the asset exceeds its fair value. See Note 6 for additional information.

Customer Relationships

An important element in most of the Company’s acquisition agreements are customer relationships, which primarily arise from the allocation of the purchase price of the respective businesses acquired. Customer relationships are finite-lived intangible assets.

The valuation of the Company’s customer relationships and the determination of their appropriate useful lives require substantial judgment. In the Company’s evaluation of the appropriate useful lives of these assets, the Company considers the nature and terms of the underlying agreements; the historical breadth of the respective customer relationships; and the projected growth of the customer relationships. The Company determines the useful lives of the customer relationships by analyzing historical customer attrition rates. The Company amortizes its customer relationships over their estimated useful lives using a straight-line method, which generally ranges from three to fifteen years. For these customer relationships, evaluations for impairment are performed if facts and circumstances indicate that the carrying value may not be recoverable.

Restructuring Charges

Restructuring charges are primarily related to consolidation or relocation of operations, discontinued service offerings and reductions in force. These restructuring charges are based on estimates of the expected costs associated with site closure, severance payments, or other costs directly related to the restructuring. The costs incurred by the Company to terminate a lease prior to the end of the lease term are recognized when the lease agreement is terminated in accordance with the lease terms. In instances whereby the Company exits a real estate facility prior to lease termination, a liability is recorded at the cease-use date. The Company recognizes restructuring charges related to employee-severance and related costs pursuant to its ongoing benefit arrangements. Accordingly, a liability for termination benefits under an ongoing benefit arrangement is recognized when the likelihood of future settlement is probable and the amount of the related benefits is reasonably estimable. An employee action is recorded at the point in time when approvals are obtained, the employee groups affected are identified and the benefits to be paid are reasonably expected to be known by the affected employees.

Claims and Insurance Accruals

The Company maintains self-insured retention limits for certain insurance policies including employee medical, automobile insurance and workers’ compensation. The liabilities associated with the risk retained by the Company are estimated, in part, based on historical experience, third-party actuarial analysis, demographics, nature and severity, past experience and other assumptions, which have been consistently applied. The liabilities for self-funded retention are included in claims and insurance reserves based on claims incurred and recorded in accrued payroll, accounts payable and accrued expenses in the consolidated balance sheets. Liabilities for unsettled claims and claims incurred but not yet reported are actuarially determined using current workers’ compensation and auto liability claims activity. Reserves are estimated based on management’s evaluation of the nature and severity of individual claims and historical experience. However, these estimated accruals could be significantly affected if the Company’s actual costs differ from these assumptions. A significant number of these claims typically take several years to develop and even longer to ultimately settle. The Company believes its estimation methodology is reasonable; however, assumptions regarding severity of claims, medical cost inflation, as well as specific case facts can create short-term volatility in estimates. The amounts are immaterial as of December 31, 2016 and 2015.

Asset Retirement Obligations

The Company reviews legal obligations associated with the retirement of long-lived assets that result from contractual obligations or the acquisition, construction, development and normal use of those assets. If it is determined that a legal obligation exists, regardless of whether the obligation is conditional on a future event, the fair value of the liability for an asset retirement obligation is recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset, and this additional carrying amount is depreciated over the life of the asset. The difference between the gross expected future cash flows and its present value is accreted over the life of the related lease as SG&A expense. At December 31, 2016 and 2015, the Company recorded asset retirement obligations of $3.6 million and $4.3 million, respectively. The amounts recognized are based on certain estimates and assumptions, including future retirement costs, future inflation rates and the credit-adjusted risk-free interest rate.

Income Taxes

Deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax bases of assets and liabilities and are measured using the tax rates and laws that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized. Realization is dependent on generating sufficient taxable income to recover the deferred tax assets, including income generation prior to the expiration of any loss carryforwards or capital losses. The deferred tax asset may be reduced in the future if estimates of future taxable income during the carryforward period decrease. Deferred tax assets and liabilities are classified as noncurrent assets or liabilities in the consolidated balance sheet.

Income tax benefits are recognized when the Company believes that if a dispute arose with the taxing authority and were taken to a court of last resort, it is more likely than not (i.e., a probability greater than 50 percent) that the tax position would be sustained as filed based on the technical merits of a tax position. If a position is determined to be more likely than not of being sustained, the Company recognizes the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority. In addition, the Company maintains reserves for uncertain tax benefits, which are included in non- current income tax liability in its consolidated balance sheets. The Company periodically reviews these reserves to determine if adjustments to these balances are necessary. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

Foreign Currency Translation

The financial statements of the Company’s subsidiaries expressed in foreign currencies are translated from the respective functional currencies to U.S. Dollars, with results of operations and cash flows translated at average exchange rates during the period, and assets and liabilities translated at end of the period exchange rates. At December 31, 2016 and 2015, the accumulated other comprehensive loss related to foreign currency translation adjustments were approximately $9.1 million and $37.6 million, respectively. Foreign currency transaction gains (losses) were $3.4 million, $5.4 million, $(0.6) million and $(0.3) million for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively, and are included in SG&A expenses within the consolidated statements of operations.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, restricted cash, accounts receivable, unbilled services, accounts payable, short-term borrowings, capital leases and other financing arrangements approximate fair value because of the relatively short maturity of these instruments or consistency of the terms of such instruments and current market rates. For disclosure purposes, the Company estimates the fair value of its long-term debt based upon quoted market prices for the same or similar issues, or on the current rates offered for debt with the same remaining maturities. Contingent consideration obligations are carried at fair value based on the Company’s estimate of the amount and timing of the potential payments.

Concentration of Credit Risk

The Company’s receivables are concentrated with major pharmaceutical companies. Credit risk is managed through the continuous monitoring of exposures with the Company’s clients. The Company does not require collateral or other security to support client receivables. Pfizer Inc. accounted for approximately 16%, 12% and 10% of the Company’s net revenues for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016 and December 31, 2015, respectively, and Eli Lilly and Company accounted for approximately 10% of the Company’s net revenues for the Predecessor period ended December 31, 2014. For the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, our top 10 clients accounted for approximately 65%, 58%, 54% and 48% of our revenues, respectively. As of December 31, 2016 and 2015, one client represented approximately 10% and 12% of the accounts receivable balance, respectively.

Share-Based Payment Awards

The Company recognized $1.2 million, $26.4 million, $4.3 million and $0.6 million of share-based compensation expense for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively. The Company accounts for its share-based compensation under the fair value method and uses the Black-Scholes option pricing model to value its options, or the Monte Carlo model for awards that include market conditions, to estimate the fair value of the share-based awards. Due to the absence of an active market for the Company’s common stock, the fair value of its common stock for purposes of determining the exercise price for award grants was determined based on a number of factors, including: the common stock underlying the award involved illiquid securities in a private company; results of operations and financial position; material business risks; the status of implementation of the Company’s business strategy; market performance of comparable publicly traded companies and recently completed mergers and acquisitions of comparable companies; the likelihood of achieving a liquidity event for the holders of the Company’s common stock given prevailing market conditions; and external market conditions affecting the industry.

Use of Forecasted Financial Information in Accounting Estimates

The use of forecasted financial information is inherent in many of the Company’s accounting estimates, including but not limited to, determining the estimated fair value of goodwill and intangible assets that is used in the Company’s impairment analysis, matching intangible asset amortization to underlying benefits (e.g., sales and cash inflows) and evaluating the realizability of deferred tax assets. In addition, forecasts are inherent in the application of acquisition accounting. Such forecasted financial information is comprised of numerous assumptions regarding the Company’s future revenues, operational results and cash flows. Management believes that its financial forecasts used for such purposes are reasonable and appropriate based upon current facts and circumstances. Because of the inherent nature of forecasts, however, actual results may differ from these forecasts.

Use of Estimates

The consolidated financial statements include certain amounts that are based on management’s best estimates and judgments. Estimates are used in determining items such as revenue recognition, reserves for accounts receivable, certain assumptions related to goodwill and intangible assets, deferred tax asset valuation, claims and insurance accruals, stock-based compensation and amounts recorded for contingencies and other reserves. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates.

Recent Accounting Pronouncements

In January 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2017-04 (“ASU 2017-04”), Intangibles—Goodwill and Other (Topic 350) to simplify the test for goodwill impairment. ASU 2017-04 removes step two of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. ASU 2017-04 is effective for interim and annual reporting periods beginning after December 15, 2019 for public business entities. Early adoption is permitted after January 1, 2017. The Company is currently evaluating the impact of adopting ASU 2017-04 on the Company’s consolidated financial position, results of operations and statement of cash flows.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805) to clarify the definition of a business. ASU 2017-01 adds guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. ASU 2017-01 will be applied on a prospective basis and is effective for interim and annual reporting periods beginning after December 15, 2017 for public business entities. Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2017-01 on the Company’s consolidated financial position, results of operations and statement of cash flows.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows—Restricted Cash (Topic 230) to reduce diversity existed in the classification and presentation of changes in restricted cash on the statement of cash flows. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. ASU 2016-18 will be applied on a retrospective basis and to each prior reporting period presented and is effective for interim and annual reporting periods beginning after December 15, 2017 for public business entities. Early adoption is permitted. The impact of this guidance on the Company’s consolidated statement of cash flows is not material.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows—Classification of Certain Cash Receipts and Cash Payments (Topic 230) (“ASU 2016-15) to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. ASU 2016-15 will be applied on a retrospective basis and to each prior reporting period presented and is effective for interim and annual reporting periods beginning after December 15, 2017 for public business entities. Early adoption is permitted. The Company is currently evaluating the impact of adopting this new standard on the Company’s consolidated statement of cash flows.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326) (“ASU 2016-13”) to update its guidance on recognition and measurement of financial assets and liabilities, and replace the incurred loss methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information for credit loss estimates. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019 for public business entities. Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2016-13 on the Company’s consolidated financial position, results of operations and statement of cash flows.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718) (“ASU 2016-09”) to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for interim and annual reporting periods beginning after December 15, 2016 for public business entities. Early adoption is permitted. The Company is currently evaluating the impact of adopting ASU 2016-09 on the Company’s consolidated financial position, results of operations and statement of cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”) to increase transparency and comparability among organizations by requiring the recognition of right-to-use assets and liabilities on the balance sheet and disclosing qualitative and quantitative information about leasing arrangements. ASU 2016-02 will be applied on a modified retrospective basis and to each prior reporting period presented and is effective for interim and annual reporting periods beginning after December 15, 2018 for public business entities. Early adoption is permitted. The adoption of this standard is expected to have a material impact on the Company’s consolidated balance sheets, and its potential impact is currently being evaluated.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which provides guidance for revenue recognition (“ASU 2014-09”). ASU 2014-09 will supersede the revenue recognition requirements in Revenue Recognition (Topic 605), and most industry-specific guidance. In July 2015, the FASB deferred the effective date of the new revenue recognition standard by one year, and it is effective for interim and annual periods beginning after December 15, 2017 for public business entities. Early adoption is permitted, but no earlier than the original effective date of January 1, 2017. In May 2016, the FASB issued ASU 2016-12 which provides clarifying guidance in a few narrow areas and adds some practical expedients to the guidance. In December 2016, the FASB issued ASU 2016-20 which provides guidance for technical corrections and improvements to ASU 2014-09 to increase stakeholders’ awareness of the proposals and to expedite the improvements. The Company is currently evaluating the impact of adopting the new revenue recognition standard on the Company’s consolidated financial position and results of operations.

3. Acquisition

On November 9, 2016, inVentiv was acquired by Parent, a Delaware corporation, through a merger of its wholly owned subsidiary, Double Eagle Acquisition Sub, Inc., with and into inVentiv at the closing of the acquisition. Accordingly, inVentiv became a wholly-owned subsidiary of Parent. The purchase price has been preliminarily allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based upon their fair values. The excess of the purchase price over the tangible and intangible assets acquired and liabilities assumed has been recorded as goodwill.

Double Eagle Acquisition

Upon consummation of the Acquisition, each share of common stock, par value $0.01 per share, of inVentiv issued and outstanding immediately prior to the effective date of the Acquisition (including eligible equity awards), other than the Rollover Shares, were converted into the right to receive an amount, in cash, equal to the pro rata portion of the merger consideration plus the pro rata portion of any contingent purchase price and other post-closing payments and adjustments.

Concurrently with the closing of the Acquisition, the Company (i) entered into a 7-year $1,730.0 million principal amount term loan B (“Term Loan B”), (ii) entered into a 5-year $250.0 million asset-based revolving credit facility (“ABL Facility”), with approximately $30.0 million drawn at the closing of the Acquisition, and (iii) assumed by inVentiv Group Holdings, Inc. and inVentiv Health Clinical, Inc., the obligations of Merger Sub under the $675.0 million aggregate principal amount of 7.5% Senior Notes due 2024 (“Senior Notes”) issued by Merger Sub on October 14, 2016. The Company used available cash, proceeds from the financings described above, together with equity contributions from funds affiliated with Advent, THL and other investors to (1) repay and extinguish the Company’s term loan B of approximately $575.3 million, (2) extinguish the Company’s $150.0 million asset-based revolving credit facility, under which the Company had no outstanding borrowings, (3) redeem all of the Company’s outstanding $579.8 million principal amount of 10%/12% Junior Lien PIK Notes due 2018 (the “Junior Lien Secured Notes”) at a redemption price of 102.5% of the principal amount thereof, plus accrued and unpaid interest to, but not including, November 9, 2016, (4) redeem all of the Company’s outstanding $376.3 million principal amount of 10% Senior Notes due 2018 at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, November 9, 2016, (5) fund the Company’s obligations under the $625.0 million principal amount of 9% Senior Secured Notes due 2018 (the “Senior Secured Notes”) as of November 9, 2016 by placing funds sufficient to redeem the Senior Secured Notes on January 15, 2017 at a redemption price of 100% of the principal amount thereof, plus $14.1 million of accrued and unpaid interest to, but not including January 15, 2017 in trust for the benefit of the holders of these Senior Secured Notes, which were recorded in the prepaid expenses and other current assets in the consolidated balance sheet, (6) pay the cash consideration for the Acquisition and (7) pay related fees and expenses including $14.5 million of redemption fees attributable to the repayment of the Junior Lien Secured Notes and $66.4 million in acquisition-related expenses.

The Company incurred approximately $48.9 million of acquisition-related costs for investment banker fees, legal expenses and transaction bonuses, which were expensed as incurred and included in SG&A expenses in the consolidated statement of operations in the Predecessor period from January 1, 2016 to November 8, 2016. The Company incurred approximately $17.5 million of acquisition-related costs for bridge financing fees, commitment fees and legal expenses, included in SG&A expenses of $5.6 million and interest expenses of $11.9 million in the consolidated statement of operations in the Successor period from November 9, 2016 to December 31, 2016.

In connection with the Acquisition, the fair value of the contingent obligation payable to former stockholders of inVentiv, is preliminarily estimated to have a fair value of $70.5 million at Acquisition. The contingent obligation is based on the future realization of certain transaction tax deductions, as defined in the merger agreement. As such transaction tax deductions are realized as a result of reducing federal or state taxes payable, the Company is obligated to make payments to the former stockholders of inVentiv. The amount of such transaction tax deductions is estimated to be $193.0 million ($75.0 million of estimated net tax benefits), but in no event is permitted to exceed $220.0 million, and will be paid to the sellers when such deduction reduces taxes payable.

The purchase price, as adjusted, consisted of the following (in thousands):

Initial cash portion of consideration	$1,193,214
Rollover shares	373,440
Working capital and other purchase price adjustments	11,358
Estimated contingent purchase price	70,508

Total purchase price	1,648,520

The following table summarizes the preliminary determination of the fair values of the net assets acquired at the date of the acquisition (in thousands):

Fair Value
Assets Acquired:
Cash and cash equivalents	$45,721
Restricted cash	1,572
Accounts receivable	378,906
Unbilled services	220,368
Other current assets	62,434
Property and equipment	168,358
Goodwill	1,951,885
Other identifiable intangible assets	1,918,740
Other assets	45,671
Liabilities Assumed:
Accrued payroll, accounts payable and accrued expenses	(356,497)
Deferred revenue and client advances	(273,054)
Debt assumed	(2,163,585)
Deferred tax liability	(299,949)
Other liabilities	(50,479)
Noncontrolling interest	(1,571)

Net Assets Acquired	$1,648,520

The other identifiable intangible assets consisted of the following (in thousands):

		Weighted Average
		Amortization
	Fair Value	Period
Customer relationships	$1,209,900	12.8 years
Technology	28,880	3.0 years
Tradenames subject to amortization	51,400	10.0 years
Tradenames not subject to amortization	330,900
Backlog	297,660	3.9 years

Other identifiable intangible assets	$1,918,740

The new goodwill generated in the Acquisition is not deductible for income tax purposes. In connection with the Acquisition, the Company recorded $1.95 billion of goodwill. The Company’s assessment of fair value of the acquired assets and liabilities assumed are preliminary and subject to change. Further adjustments may be necessary as additional information related to the fair value of assets and liabilities assumed is obtained and assessed during the measurement period (up to one year from the acquisition date). Factors that contributed to the recognition of goodwill for the acquisition included expected growth rates and probability of the Company due to expansion of our service offerings, efficiency initiatives and continued leveraging of SG&A expenses.

4. Discontinued Operations

In 2012, the Company adopted plans to sell its sample management and medical management businesses, which were small non-core businesses within the Commercial segment. On April 2, 2013, the Company completed the sale of its sample management business. The Company abandoned its medical management business in 2014.

The following table sets forth the results of the discontinued operations (in thousands):

Predecessor
For the Year Ended
December 31, 2014
Net revenues	$3,254
Pre-tax income (loss) from discontinued operations	(8,163)
Income tax (provision) benefit from discontinued operations	—
Net income (loss) from discontinued operations	(8,163)

5. Goodwill

The following table sets forth the carrying amount of goodwill as of December 31, 2016 and 2015 (in thousands):

	Clinical	Commercial	Total
Net goodwill at December 31, 2014 (Predecessor)	$382,316	$549,471	$931,787
Impairment charges	—	(33,964)	(33,964)
Foreign currency translation	(101)	(2,353)	(2,454)

Net goodwill at December 31, 2015 (Predecessor)	382,215	513,154	895,369

Accumulated impairments at December 31, 2015 (Predecessor)	(267,141)	(211,126)	(478,267)

Impairment charges	—	(65,515)	(65,515)
Foreign currency translation	—	1,020	1,020

Net goodwill at November 8, 2016 (Predecessor)	382,215	448,659	830,874

Accumulated impairments at November 8, 2016 (Predecessor)	(267,141)	(276,641)	(543,782)

Goodwill at November 9, 2016 (Successor)	874,969	1,076,916	1,951,885
Foreign currency translation	(708)	(940)	(1,648)

Net goodwill at December 31, 2016 (Successor)	$874,261	$1,075,976	$1,950,237

The Company performs annual impairment tests on goodwill assets in the fourth quarter, or when events occur or circumstances change that would, more likely than not, reduce the fair value of a reporting unit below its carrying value. During the fourth quarter of 2016, the Company utilized a quantitative assessment for the reporting units with goodwill.

The Company utilized an income approach to measure the fair value of its reporting units. The income approach utilized a discounted cash flow analysis, which requires the use of significant estimates and assumptions, including long-term projections of future cash flows, market conditions, discount rates reflecting the risk inherent in future cash flows, revenue growth and profitability. The revenue and earnings growth assumptions reflect current backlog, near term trends, potential opportunities and planned investment in the reporting units. The projections reflect expected cash flows for the next five years and a 4%-10% revenue growth rate applied thereafter depending on the reporting unit. The discounted cash flow analyses assumed weighted average cost of capital discount rates ranging from 10%-17% in 2016, 11%-13% in 2015 and 10%-13% in 2014.

The result of the first step of the goodwill impairment analysis indicated the fair value of certain of the Company’s reporting units were less than the carrying value in each of the predecessor reporting periods. Step two of the goodwill impairment test was performed, utilizing significant unobservable inputs that cause the determination of the implied fair value of goodwill to fall within level three of the GAAP fair value hierarchy. The step two assessment performed by the Company resulted in the recognition of pre-tax non-cash goodwill impairment charges in 2016, 2015 and 2014 of the predecessor reporting periods. Impairment charges were recognized for reporting units that have not met forecasted revenue and earnings growth due to slower than anticipated market demand, discontinuation of service lines and project delays. As a result of these factors, the forecasted operating results were reduced and impairment charges were recognized. The Company recorded impairment charges for the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014 of $65.5 million, $34.0 million and $15.8 million, respectively, within the Commercial segment. The pretax non-cash goodwill impairment charge of $65.5 million for the Predecessor periods ended November 8, 2016 included $37.6 million, $20.8 million and 7.1 million in the consulting, communications and patient outcomes reporting units, respectively, for which forecasted revenue and earnings growth have not been met due to slower than anticipated market demand.

These non-cash impairment charges do not impact the Company’s liquidity, compliance with any covenants under its debt agreements or potential future results of operations. As of December 31, 2016, substantially all goodwill was associated with 12 reporting units for which the fair value of those reporting units does not significantly exceed the respective carrying values as allocation of goodwill to the reporting units was performed as of the Acquisition date at November 9, 2016. If future cash flows are less than those forecasted and included in our fair value estimates, additional impairment charges may be required.

The impairment analysis requires significant judgments, estimates and assumptions. There is no assurance that the actual future earnings or cash flows of the reporting units will not decline significantly from the projections used in the impairment analysis. Goodwill impairment charges may be recognized in future periods in one or more of the reporting units to the extent changes in factors or circumstances occur, including deterioration in the macroeconomic environment, industry, deterioration in the Company’s performance or its future projections, or changes in plans for one or more reporting units.

6. Intangible Assets

The following table sets forth the carrying amount of the Company’s intangible assets as of December 31, 2016 and 2015 (in thousands):

	Successor				Predecessor
	December 31, 2016				December 31, 2015
				Weighted
				Average
		Accumulated		Amortization		Accumulated
	Gross	Amortization	Net	Period	Gross	Amortization	Net
Customer relationships	$1,207,843	$(14,316)	$1,193,527	12.8 years	$365,777	$(148,679)	$217,098
Technology	28,880	(1,353)	27,527	3.0 years	27,003	(26,206)	797
Tradenames subject to amortization	51,408	(728)	50,680	10.0 years	18,293	(16,657)	1,636
Backlog	297,301	(11,362)	285,939	3.9 years	95,014	(89,427)	5,587
Other	—	—	—	—	1,020	(585)	435

Total finite-lived intangible assets	1,585,432	(27,759)	1,557,673		507,107	(281,554)	225,553
Tradenames not subject to amortization	330,900	—	330,900		109,093	—	109,093

Total intangible assets	$1,916,332	$(27,759)	$1,888,573		$616,200	$(281,554)	$334,646

The Company recorded a pre-tax non-cash intangible asset impairment charge of $2.5 million, $28.5 million and $3.3 million within the Commercial segment related to the carrying value of finite-lived intangible assets for the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively. The Company also recorded a pre-tax non-cash intangible asset impairment charge of $6.7 million and $4.1 million within the Commercial segment related to the carrying value of indefinite-lived intangible for the Predecessor periods ended December 31, 2015 and December 31, 2014, respectively. The intangible asset impairment charges were a result of not meeting or expected to meet in the future the previously forecasted revenue and earnings growth. All impairment charges were included in the impairment of long-lived assets line in the consolidated statements of operations.

The fair value of the intangibles that were subject to impairment were determined using the income approach. The pretax intangible impairment charges for the Predecessor period ended November 8, 2016 included $2.5 million related to intangible assets used in the communications offering for which forecasted revenue and earnings growth have not been met due to slower than anticipated market demand. These non-cash impairment charges do not impact the Company’s liquidity, compliance with any covenants under its debt agreements or potential future results of operations. The impairment analysis requires significant judgments, estimates and assumptions. If future cash flows are less than those forecasted and included in our fair value estimates used for the Successor, additional impairment charges may be required.

The following is a schedule of future amortization expense for finite-lived intangible assets held as of December 31, 2016 (in thousands):

Years Ending December 31,	Amount
2017	$195,037
2018	189,339
2019	186,529
2020	167,223
2021	104,985
Thereafter	714,560

Total future amortization expense	$1,557,673

These amounts may vary as acquisitions and disposals occur in the future.

7. Property and Equipment, Net

Property and equipment consist of the following (in thousands):

	Successor	Predecessor
	December 31, 2016	December 31, 2015
Buildings and leaseholds improvements	$33,533	$51,530
Computer equipment and software	62,007	130,992
Vehicles	67,538	71,408
Furniture and fixtures	10,787	16,164

	173,865	270,094
Accumulated depreciation	(6,439)	(128,062)

Property and Equipment, net	$167,426	$142,032

Depreciation expense for property and equipment (including vehicles under capital lease) totaled $9.3 million, $47.9 million, $47.5 million and $40.6 million for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively.

The Company leases vehicles for certain sales representatives in the Commercial segment and those leases are accounted for as capital leases. At December 31, 2016 and 2015, the gross book value of leased vehicles is $67.5 million and $71.4 million, respectively, and accumulated depreciation was $0.7 million and $18.4 million, respectively. Depreciation expense related to such vehicle leases was $3.6 million, $19.0 million, $20.6 million and $13.2 million for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively. Many of our vendors have the right to declare us in default of our agreements if any such vendor, including the lessors under our vehicle fleet leases, determines that a change in our financial condition poses a substantially increased credit risk. Upon default, the lessors can repossess the vehicles and require us to compensate them for any remaining lease payments in excess of the value of the repossessed vehicles. As of December 31, 2016, we had $73.3 million in capital lease obligations, primarily related to vehicles used in our selling solutions offering in the United States.

8. Accrued Payroll, Accounts Payable and Accrued Expenses

Accrued payroll, accounts payable and accrued expenses consist of the following (in thousands):

	Successor	Predecessor
	December 31, 2016	December 31, 2015
Accrued payroll and related employee benefits	$155,391	$142,138
Accounts payable	60,502	51,725
Accrued interest	35,116	34,836
Accrued rebates	14,189	12,602
Other accrued expenses	89,457	92,425

Total	$354,655	$333,726

9. Debt

The Company’s indebtedness is summarized as follows (in thousands):

	Successor	Predecessor
	December 31, 2016	December 31, 2015
Senior Secured Credit Facilities:
Term Loan Facility B3 loans, due 2018	$—	$129,645
Term Loan Facility B4 loans, due 2018	—	445,694
Term Loan Facility B loans, due 2023	1,730,000	—
Senior Secured Notes, due 2018(a)	625,000	625,000
ABL Facility, due 2018	—	—
ABL Facility, due 2021	—	—
Junior Lien Secured Notes, due 2018	—	569,691
Senior Unsecured Notes, due 2018	—	376,316
Senior Unsecured Notes, due 2024	675,000	—
International Facility	—	—
Capital leases and other financing arrangements	75,337	68,591

Total borrowings	3,105,337	2,214,937
Less: unamortized premium (discount)	(8,135)	(9,030)
Less: unamortized deferred financing costs	(60,323)	(35,431)
Less: Senior Secured Notes, current portion of Senior Secured Credit Facilities, capital leases and other financing arrangements	(670,227)	(23,333)

Total long-term borrowings, net of current portion	$2,366,652	$2,147,143

(a)	On January 15, 2017, the Company redeemed its $625.0 million principal amount of 9% Senior Secured Notes at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest. The principal portion of $625.0 million is classified within current portion of notes, capital lease obligations, and other financing arrangements in the consolidated balance sheet. This obligation was funded at the time of closing of the Acquisition for redemption on January 15, 2017, which was recorded in prepaid expenses and other current assets in the consolidated balance sheet.

Repayment of long term debt

The following table displays the required minimum future repayment of the Company’s debt, excluding the debt redeemed on January 15, 2017 described above, other financing arrangements of $2.0 million that is substantially all due within one year, and capital leases obligations that are disclosed in Note 11. Mandatory prepayments that may be required if the Company incurs additional indebtedness, exceeds an annual excess cash flow target, or if the Company completes certain asset sales:

Year Ending December 31,	(in thousands)
2017	$17,300
2018	17,300
2019	17,300
2020	17,300
2021	17,300
Thereafter	2,318,500

Total	$2,405,000

Concurrently with the closing of the Acquisition, the Company (i) entered into a 7-year $1,730.0 million principal amount term loan B (“Term Loan B”), (ii) entered into a 5-year $250.0 million asset-based revolving credit facility (“ABL Facility”), with approximately $30.0 million drawn at the closing of the Acquisition, and (iii) assumed by inVentiv Group Holdings, Inc. and inVentiv Health Clinical, Inc., the obligations of Merger Sub under the $675.0 million aggregate principal amount of 7.5% Senior Notes due 2024 (“Senior Notes”) issued by Merger Sub on October 14, 2016. The Company used available cash, proceeds from the financings described above, together with equity contributions from funds affiliated with Advent, THL and other investors to (1) repay and extinguish the Company’s term loan B of approximately $575.3 million, (2) extinguish the Company’s $150.0 million asset-based revolving credit facility, under which the Company had no outstanding borrowings, (3) redeem all of the Company’s outstanding $579.8 million principal amount of 10%/12% Junior Lien PIK Notes due 2018 (the “Junior Lien Secured Notes”) at a redemption price of 102.5% of the principal amount thereof, plus accrued and unpaid interest to, but not including, November 9, 2016, (4) redeem all of the Company’s outstanding $376.3 million principal amount of 10% Senior Notes due 2018 at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, November 9, 2016, (5) fund the Company’s obligations under the $625.0 million principal amount of 9% Senior Secured Notes due 2018 (the “Senior Secured Notes”) as of November 9, 2016 by placing funds sufficient to redeem the Senior Secured Notes on January 15, 2017 at a redemption price of 100% of the principal amount thereof, plus $14.1 million of accrued and unpaid interest to, but not including January 15, 2017 in trust for the benefit of the holders of these Senior Secured Notes, which were recorded in the prepaid expenses and other current assets in the consolidated balance sheet, (6) pay the cash consideration for the Acquisition and (7) pay related fees and expenses including $14.5 million of redemption fees attributable to the repayment of the Junior Lien Secured Notes and $66.4 million in acquisition-related expenses.

For the Predecessor period ended November 8, 2016, we recorded a $1.2 million loss on extinguishment of debt related to the repayment of our term loan B of approximately $100.0 million, and recognized a gain on extinguishment of debt of $0.2 million related to open market repurchases of $23.7 million in face value of our

Junior Lien Secured Notes for $23.1 million, including interest, during the first quarter of 2016. Gain on extinguishment of debt principal was partially offset by the write-off of deferred financing costs and unamortized discount associated with the repurchase transactions.

For the Predecessor period ended December 31, 2014, the Company recognized a loss on extinguishment of debt and refinancing costs of approximately $10.1 million related to the August 15, 2014 exchange offer. The extinguishment of debt relates to the write-off of unamortized deferred borrowing costs associated with non-participating lenders and the refinancing costs represent third party fees associated with the transactions that were deemed a modification as the terms of the new debt instruments were not substantially different than the prior instruments.

Senior Secured Credit Facilities, due 2023

On November 9, 2016, the Company entered into Senior Secured Credit Facilities, consisting of a 7-year $1,730.0 million Term Loan B, which matures in 2023. The Company has the ability to increase the amount of term loans or add a revolving facility in an aggregate amount not to exceed (a) a “fixed” amount set at the greater of $280.0 million and 75% of consolidated net income (loss) before interest expense, income tax provision, depreciation and amortization (“EBITDA”), as defined in the agreements, on a trailing twelve month basis plus (b) an additional amount subject to (i) if such indebtedness is secured by a lien that is pari passu to the Senior Secured Credit Facilities, the first lien leverage ratio not exceeding 4.95 to 1.00, (ii) if such indebtedness is secured by a lien that is junior to the Senior Secured Credit Facilities, the secured leverage ratio not exceeding 4.95 to 1.00 or if such indebtedness is unsecured, either (x) the total leverage ratio not exceeding 6.75 to 1.00 or (y) the interest coverage ratio not being less than 2.00 to 1.00. The lenders under the Senior Secured Credit Facilities will not be under any obligation to provide commitments in respect of any such increase.

Amounts borrowed under the Senior Secured Credit Facilities are expected to be subject to an interest rate per annum equal to an applicable margin plus, at our option, either (a) for base rate loans, a base rate determined by reference to the highest of (i) the prime rate of Goldman Sachs Bank USA, (ii) 2.00%, (iii) the Federal Funds Rate plus 0.50% and (iv) the one month US Dollar London interbank offered rate (“LIBOR) plus 1.00% or (b) for Eurodollar rate loans, a rate determined by reference to the highest of (i) the US Dollar LIBOR rate based on the interest period of the applicable borrowing and (ii) 1.00%. As of December 31, 2016, margins on the Term B loan were 3.75% for Eurodollar rate loans and 2.75% for base rate loans. Interest on the Term Loan B is generally payable on a quarterly basis. The interest rate at December 31, 2016 was 4.75%.

The Company is permitted to voluntarily prepay outstanding loans under the Senior Secured Credit Facilities at any time without premium or penalty, other than (i) customary “breakage” costs and (ii) a premium of 1.00% applicable to any prepayment of the Term Loan Facility that is made in connection with a “repricing transaction” that occurs on or prior to the 6-month anniversary of the effective date of the Senior Secured Credit Facilities. The Term Loan Facility amortizes at 1% per annum in equal quarterly installments, with the balance payable in 2023.

9% Senior Secured Notes due 2018

Concurrently with the closing of the Acquisition at November 9, 2016, the Company funded its obligations under the $625.0 million principal amount of 9% Senior Secured Notes by placing funds sufficient to redeem the Senior Secured Notes on January 15, 2017 at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including January 15, 2017 in trust for the benefit of the holders of the Senior Secured Notes. At December 31, 2016, the Company has $625.0 million aggregate principal amount of 9.0% Senior Secured Notes classified within Current portion of notes, capital lease obligations, and other financing arrangements.

ABL Facility, due 2021

On November 9, 2016, the Company entered into a ABL Facility, a credit agreement for an asset-based revolving credit facility of up to $250.0 million, subject to borrowing base availability, which matures in 2021.

Up to $50.0 million of the ABL Facility is available for the issuance of letters of credit. Under the ABL Facility, the Company has the ability to increase the amount of revolving commitments outstanding thereunder by $100.0 million, subject to the consent of Incremental Facility Agreement as described in the credit agreement. Amounts borrowed under the ABL Facility are expected to be subject to interest at a rate per annum equal to an applicable margin plus, at our option, either (a) for a base rate loan, a base rate determined by reference to the highest of (subject to a floor of 0.00%) (i) the Federal Funds Rate plus 0.50%, (ii) the prime rate of Bank of America, N.A. and (iii) the one month US Dollar LIBOR rate plus 1.00% or (b) for a Eurodollar rate loan, the US Dollar LIBOR rate (subject to a floor of 0.00%) based on the interest period of the applicable borrowing. The applicable margin percentage for asset-based revolving loans is expected to be a percentage per annum and ranges from 0.50% to 1.00% for base rate loans and 1.50% to 2.00% for Eurodollar rate loans. The applicable margin percentages with respect to borrowings under the ABL Facility are expected to be subject to adjustments based on historical excess availability as defined in the credit agreement for the ABL Facility. As of December 31, 2016, the Company had no outstanding borrowings under the ABL facility, the interest rate applicable to such borrowings was 0.75% for base rate and 1.75% for Eurodollar rate. The Company is required to pay an unused line fee to the lenders under the ABL Facility on the committed but unutilized balance of the ABL Facility at a rate of 0.25% or 0.375% per annum, which varies depending on utilization.

The ABL Facility contains customary covenants and restrictions that, among other things and subject to certain exceptions, restrict the ability of the Company and its restricted subsidiaries to:

•	incur additional indebtedness, including capital leases;

•	pay dividends on capital stock or redeem, repurchase or retire capital stock or other indebtedness;

•	make investments, loans, advances and acquisitions;

•	enter into burdensome agreements with negative pledge clauses or clauses restricting subsidiary distributions;

•	engage in transactions with our affiliates;

•	sell assets, including the capital stock of our subsidiaries;

•	consolidate or merge; and

•	create liens.

The ABL Facility requires the Company to maintain a fixed-charge coverage ratio of at least 1.0 to 1.0, and restrict the ability of loan parties to use cash in certain circumstances if the available borrowing capacity is less than the greater of (i) 10% of the maximum amount that can be borrowed under the ABL Facility, based on the borrowing base at such time and (ii) $15.0 million. As of December 31, 2016, the Company had no outstanding borrowings under the ABL Facility, approximately $32.5 million in letters of credit outstanding against the ABL Facility and would have been able to borrow up to an additional $193.6 million.

Certain of our direct and indirect wholly-owned domestic subsidiaries are expected to be co-borrowers and are jointly and severally liable for all obligations under the ABL Facility. Such obligations are also expected to be unconditionally guaranteed by the Company’s direct and indirect wholly-owned domestic subsidiaries (with certain agreed-upon exceptions).

All obligations under the ABL Facility, and the guarantees of those obligations, are expected to be secured by substantially the same assets that will secure obligations under the Term Loan Facility, except that the ABL Facility is also expected to be secured by deposit accounts and securities accounts.

The liens securing our obligations under the ABL Facility are expected to be first priority liens on the “borrowing base” assets under the ABL Facility and second priority liens on the other relevant assets of the borrowers and the guarantors, subject to customary exceptions and liens permitted under the ABL Facility.

The credit agreement governing the ABL Facility is also expected to contain certain events of default, including payment defaults, failure to perform or observe covenants, cross-defaults with other events of default in connection with our other material indebtedness, a change of control or certain bankruptcy events, among others.

The available borrowing capacity under the ABL Facility will vary monthly according to the levels of our eligible accounts receivable, unbilled receivables and certain unrestricted cash.

International Facility

On July 1, 2015 one of the Company’s indirect subsidiaries in the United Kingdom, inVentiv Health Clinical UK Ltd., (“inVentiv UK”) as borrower, and one of the Company’s indirect subsidiaries in Switzerland, inVentiv Health Switzerland GmbH, as guarantor, entered into an asset-based lending facility (the “International Facility”) for up to $20.0 million. This facility is available to enhance international cash management. At December 31, 2016, the Company had no outstanding borrowings under the International Facility, approximately $0.4 million in letters of credit outstanding against the International Facility and would have been able to borrow up to $9.4 million.

Senior Unsecured Notes, due 2024

On October 14, 2016, Merger Sub issued $675.0 million aggregate principal amount of 7.5% Senior Unsecured Notes, which matures in 2024.

Interest on the Senior Unsecured Notes is payable semi-annually on April 1 and October 1 of each year. The Senior Unsecured Notes are jointly and severally, unconditionally guaranteed on a senior unsecured basis by each of the Company’s existing and future wholly-owned domestic subsidiaries (other than the co-issuers, inVentiv Health, Inc. and inVentiv Health Clinical, Inc.) that will guarantee the Company’s obligations under the Senior Secured Credit Facilities. The Senior Unsecured Notes are our and the guarantors’ senior unsecured obligations and will (i) rank equal in right of payment to all of the Issuers’ and the guarantors’ existing and future senior unsecured obligations, (ii) be effectively subordinated to the Issuers’ and the guarantors’ secured indebtedness, including the Senior Secured Credit Facilities and the ABL Facility, to the extent of the value of the assets securing such indebtedness, (iii) rank senior in right of payment to any of the Issuers’ and the guarantors’ future indebtedness that is expressly subordinated in right of payment to the Notes and the guarantees and (iv) be structurally subordinated to any existing and future obligations of any subsidiaries of the Issuer that do not guarantee the Notes.

On or after October 1, 2019, the Company may redeem the Senior Notes in whole or in part, at a redemption price equal to the percentage of principal amount set forth below, plus accrued and unpaid interest during the twelve-month period beginning on October 1 of each of the years indicated below:

Pay Notes
Year	Percentage
2019	103.750%
2020	101.875%
2021 and thereafter	100.000%

Other Financing Arrangements

The Company has other financing obligations that total $2.0 million and $1.9 million at December 31, 2016 and 2015, respectively. Substantially all amounts outstanding as of December 31, 2016 are expected to be repaid in 2017.

Unamortized Premium (Discount) and Debt Issuance costs

At December 31, 2016, the Company had unamortized premium (discount) on the outstanding debts of $(8.1) million that is to be amortized or accreted over the remaining term of the related debt, including $0.4 million of unamortized premium and $8.5 million of unamortized discount.

At December 31, 2015, the Company had unamortized premium (discount) on the outstanding debts of $(9.0) million that was amortized over the remaining term, including $0.4 million of unamortized premium and $9.4 million of unamortized discount.

At December 31, 2016 and 2015, the Company had deferred financing costs of $60.3 million and $35.4 million, respectively, which relate to the Company’s financing arrangements and are recorded as a reduction in the Company’s debt obligations. Deferred financing costs are amortized to interest expense using an effective interest rate method over the life of the related borrowings. Amortization expense related to debt issuance costs (including $3.3 million related to the ABL Facility) was $1.2 million, $13.4 million, $15.6 million and $16.0 million for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively. The deferred financing costs related to the ABL are included in other assets and amortized over the term of the ABL.

Fair Value of Long-Term Debt

The carrying amounts and the estimated fair values of long-term debt as of December 31, 2016 and 2015 are as follows (in thousands):

	Successor		Predecessor
	December 31, 2016		December 31, 2015
	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Term Loan Facility, due 2018	$—	$—	$567,673	$570,051
Term Loan Facility, due 2023	1,681,487	1,745,138	—	—
Senior Secured Notes, due 2018	625,365	625,000	618,616	633,594
Junior Lien Secured Notes, due 2018	—	—	551,552	537,646
Senior Unsecured Notes, due 2018	—	—	364,043	371,142
Senior Unsecured Notes, due 2024	654,656	706,219	—	—

(1)	Senior Secured Notes were redeemed on January 15, 2017 at a redemption price of 100% of the principal amount.

The fair value of long-term debt instruments is measured based on market values for debt issues with similar characteristics, such as maturities, credit ratings, collateral and interest rates available on the measurement dates for debt with similar terms (level 2 within the fair value hierarchy). The Company believes the carrying values for capital leases and other financing arrangements approximate their fair values.

10. Fair Value Measurements

The Company’s financial instruments include cash and cash equivalents, accounts receivables, unbilled services, accounts payable, short-term borrowings, capital leases and other financing arrangements, contingent consideration, as well as deferred revenues and client advances. Due to the short-term nature of such instruments, the Company believes their carrying values approximate fair value. Please refer to Note 9 for discussion of the Company’s debt instruments.

As described in Note 3, in connection with the Acquisition, the fair value of the contingent consideration was preliminarily estimated to be $70.5 million and is recorded at fair value. Payments of $0.5 million were made in the successor period ended December 31, 2016.

The Company’s contingent consideration obligations are carried at fair value considering the Company’s best estimate as to the probable timing and amount of settlement. In March 2014, the Company and the holders of certain notes then outstanding (the “Campbell Notes”) agreed to an early termination of the Campbell Notes. In consideration of the termination of the Campbell Notes, the Company agreed to pay the holders $5.3 million, resulting in a $0.3 million credit to earnings, which is included in SG&A expenses. As of December 31, 2015, the other contingent consideration obligations had an aggregate fair value of $0.5 million, which were fully paid off at September 30, 2016.

The Company’s deferred compensation plan provides eligible management and other highly compensated employees with the opportunity to defer their compensation and to receive the deferred amounts in the future or upon termination of employment with the Company. The Company invests in the underlying mutual fund investments available to plan participants through investments held in a rabbi trust, which generally offset the liability associated with the deferred compensation plan. These securities are classified as trading securities and carried at fair value of $13.7 million and $10.8 million as of December 31, 2016 and 2015 and included in other assets in the consolidated balance sheets. Gains and losses are included in SG&A expenses.

Fair value guidance includes a fair value hierarchy that is intended to increase consistency and comparability in fair value measurements and related disclosures. The fair value hierarchy is based on inputs to valuation techniques that are used to measure fair value that are either observable or unobservable. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions. The fair value hierarchy consists of the following three levels:

Level 1	Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2	Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

Level 3	Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.

Recurring Fair Value Measurements

The following table represents the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015 (in thousands):

	Successor
	December 31, 2016	Level 1	Level 2	Level 3
Assets
Trading Securities	$13,733	$13,733	$—	$—

Total Assets	$13,733	$13,733	$—	$—

Liabilities
Acquisition-related contingent consideration	$69,973	$—	$—	$69,973

Total liabilities	$69,973	$—	$—	$69,973

	Predecessor
	December 31, 2015	Level 1	Level 2	Level 3
Assets
Trading Securities	$10,751	$10,751	$—	$—

Total Assets	$10,751	$10,751	$—	$—

Liabilities
Acquisition-related contingent consideration	$538	$—	$—	$538

Total liabilities	$538	$—	$—	$538

The following is a rollforward of the Level 3 liabilities from January 1, 2015 through December 31, 2016 (in thousands):

Balance at December 31, 2014 (Predecessor)	$1,481
Adjustments recorded through earnings (1)	(193)
Payments (2)	(750)

Balance at December 31, 2015 (Predecessor)	538
Adjustments recorded through earnings (1)	(13)
Payments (2)	(525)

Balance at November 8, 2016 (Predecessor)	$—

Contingent consideration in connection with the Acquisition (3)	$70,508
Payments (2)	(535)

Balance at December 31, 2016 (Successor)	$69,973

(1)	Represents changes in fair value recorded through earnings related to the Company’s contingent consideration obligations. The changes in fair value are included in SG&A expenses.
(2)	Represents cash payments related to the Company’s contingent consideration obligations.
(3)	Represents the fair value of the contingent consideration obligations in connection with the Acquisition described in Note 3.

Non-recurring Fair Value Measurements

Certain assets are carried on the accompanying consolidated balance sheets at cost and are not measured to fair value on a recurring basis. These assets include goodwill and indefinite-lived intangible assets that are tested for impairment annually and when a triggering event occurs. Finite-lived intangible assets are tested when a triggering event occurs. See Note 5 and 6 for more information regarding the methodology and the level 3 assumptions used for the impairment evaluations and Note 3 for the Acquisition fair value allocations.

11. Lease Commitments

The Company leases certain facilities, office equipment and other assets under non-cancelable operating leases. The operating leases are expensed on a straight-line basis and may include certain renewal options and escalation clauses. The following is a schedule of future minimum lease payments for these operating leases as of December 31, 2016 (in thousands):

Years Ending December 31,
2017	$45,774
2018	40,599
2019	32,035
2020	27,532
2021	24,990
Thereafter	59,207

Total future minimum lease payments (1)	$230,137

(1)	Future minimum lease payments have not been reduced by the minimum sublease payments of $3.4 million due from January 2017 to October 2019 under non-cancellable subleases.

Rental expense charged to operations was approximately $7.0 million, $38.9 million, $44.5 million and $47.3 million for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively. Included in rent expense was sublease income of $0.5 million, $2.9 million, $4.3 million and $4.7 million, respectively, for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively.

The Company also had commitments under capital leases. Certain vendors have the right to declare us in default of our agreements if any such vendor, including the lessors under our vehicle fleet leases, determines that a change in our financial condition poses a substantially increased credit risk. The following is a schedule of future minimum lease payments for these capital leases at December 31, 2016 (in thousands):

Years Ending December 31,
2017	$27,191
2018	25,398
2019	18,721
2020	5,539
2021	—
Thereafter	—

Total future minimum lease payments (1)	76,849
Amount representing interest and management fees	(3,524)

73,325
Current portion	25,549

Non-current lease obligations	$47,776

(1)	These future commitments include interest and management fees, which are not recorded on the consolidated balance sheets as of December 31, 2016 and will be expensed as incurred.

12. Contingencies

On October 31, 2013, Cel-Sci Corporation (Cel-Sci) (“Claimant”) made a demand for arbitration under a Master Services Agreement (the “MSA”), dated as of April 6, 2010 between Claimant and two of the Company’s subsidiaries, inVentiv Health Clinical, LLC (formerly known as PharmaNet, LLC) and PharmaNet GmbH

(currently known as inVentiv Health Switzerland GmbH and formerly known as PharmaNet AG) (collectively, “PharmaNet”). Under the MSA and related project agreement, which were terminated by Claimant in April 2013, Claimant engaged PharmaNet in connection with a Phase III Clinical Trial of its investigational drug. The arbitration claim alleges (i) breach of contract, (ii) fraud in the inducement, and (iii) common law fraud on the part of PharmaNet, and seeks damages of at least $50 million. In December 2013, inVentiv Health Clinical, LLC filed a counterclaim against Claimant that alleges breach of contract and seeks at least $2 million in damages. The matter proceeded to the discovery phase. In January 2015, inVentiv Health Clinical, LLC filed additional counterclaims against Claimant that allege (i) breach of contract, (ii) opportunistic breach, restitution and unjust enrichment, and (iii) defamation, and seeks at least $2 million in damages and $20 million in other equitable remedies. The arbitration is currently underway and is expected to continue through the remainder of 2017. No assessment can be made at this time as to the likely outcome of this matter or an estimate of the possible range of loss. Accordingly, no provision has been recorded as no loss is considered probable or estimable.

Other Matters

The Company is subject to lawsuits, investigations and claims arising out of the conduct of its business, including those related to commercial transactions, contracts, government regulation and employment matters. Certain claims, suits and complaints have been filed or are pending against the Company. The Company does not believe that the outcome of any legal proceedings, if decided adversely to our interests, would have a material adverse effect on our business, financial condition or results of operations.

13. Common Stock and Stock Incentive Plans

Description of Capital Stock

The Company was authorized to issue 16,000,000 shares of capital stock, all of which were Common Stock, with a par value of $0.0001 per share. On November 9, 2016, inVentiv was acquired by Parent, through a merger of its wholly owned subsidiary, Double Eagle Acquisition Sub, Inc., with and into inVentiv at the closing of the acquisition. Accordingly, inVentiv became a wholly-owned subsidiary of Parent. In connection with the Acquisition, the Parent entered into a stockholders agreement with certain entities affiliated with Advent, certain entities affiliated with THL and certain other investors and members of our management who will own Parent Shares. All of the issued and outstanding capital stock of Parent is held, directly or indirectly, by THL, Advent, certain co-investors and certain current and former members of management. In accordance with the Amended and Restated Certificate of Incorporation of the Parent, each share of common stock shall have one vote, and the common stock shall vote together as a single class. Subject to the terms of any debt instruments inVentiv may enter into, the Board of Directors may declare dividends upon the stock of inVentiv as and when the Board deems appropriate and in accordance with the General Corporation Law of the State of Delaware, as applicable.

Stock Incentive Plan—Successor

On November 15, 2016, Parent’s Board of Directors approved a new Parent equity plan with 1,062,397 Parent shares available for grant. Of the share-based awards that have granted, forty five percent vest upon the passage of time and completion of a service requirement and fifty-five percent vests upon achievement of certain specified performance targets through 2021 and completion of a service requirement. The time vesting awards will vest annually over a period of five years and the performance vesting awards will vest 20% annually if the applicable EBITDA target is attained, or a catch-up target is satisfied upon a change of control transaction and the completion of catch-up trigger, as defined. The Company recognizes the fair value of the share-based awards in compensation expense over the service period to the extent that vesting of the awards is considered probable.

The fair value of each option award was estimated on the date of grant using a Black-Scholes valuation model with the following assumptions:

Period Ended December 31, 2016
Expected volatility	52.0%
Expected dividends	—
Expected life (in years)	6.0
Risk free interest rate	2.0%
Weighted average grant date fair value	$50.34

Expected volatilities are based on the historic volatility of a selected peer group. Expected dividends represent the dividends expected to be issued at the date of grant. The expected term of options represents the period of time that options granted are expected to be outstanding. The risk-free interest rate reflects the U.S. Treasury rate at the date of the grant which most closely resembles the expected life of the options. The fair value of the underlying common stock was determined by the income method. Determining the fair value of stock-based awards at the grant date requires the exercise of judgment, including the amount of stock-based awards that are expected to vest. If the actual number of vested awards differs from our estimates, stock-based compensation expense and our results of operations would be impacted.

A summary of the option award activity is as follows:

				Weighted	Weighted	(in thousands)
		EBITDA		Average	Average	Aggregate
	Time Based	Performance	Total	Exercise	Remaining	Intrinsic
	Options	Options	Options	Price	Term	Value
Outstanding November 9, 2016	—	—	—	$—	—	$—
Granted	307,819	376,223	684,042	100.00	10.00	—
Exercised	—	—	—	—	—	—
Cancelled	(1,503)	(1,838)	(3,341)	100.00	10.00	—

Outstanding December 31, 2016	306,316	374,385	680,701	100.00	9.84	—
Exercisable December 31, 2016	—	—	—	—	—	—
Vested and expected to vest at December 31, 2016	306,316	374,385	680,701	100.00	9.84	—

The unrecognized compensation cost related to unvested Time-Based and EBITDA Performance-Based Option Awards that are expected to vest was $33.0 million as of December 31, 2016 and is expected to be recognized over a weighted average remaining period of 3.8 years.

The following table summarizes the RSU award activity:

EBITDA
	Time Based	Performance
	RSU	RSU	Total RSU
Nonvested at November 9, 2016	—	—	—
Granted	8,225	10,052	18,277
Vested	—	—	—
Forfeited	—	—	—

Nonvested at December 31, 2016	8,225	10,052	18,277

The weighted average grant date value was $100.0 for the period ended December 31, 2016. Unrecognized compensation costs related to the RSU awards was $1.8 million as of December 31, 2016, if the performance conditions were to be fully achieved, and is expected to be recognized over a weighted average remaining period of 3.8 years.

We recorded stock-based compensation expense for the Successor period ended December 31, 2016 of $1.2 million, of which $1.1 million was recorded in SG&A expenses and $0.1 million was recorded in cost of revenue.

Stock Incentive Plan—Predecessor

Upon consummation of the Acquisition as described in Note 3, each share of common stock, par value $0.01 per share, of inVentiv issued and outstanding immediately prior to the effective time of the Acquisition (including eligible equity awards), other than the Rollover Shares, were converted into the right to receive an amount, in cash, equal to the pro rata portion of the merger consideration plus the pro rata portion of any contingent purchase price and other post-closing payments and adjustments. The Company incurred approximately $20.3 million in pre-acquisition compensation expense as a result of the recognition of previously unrecognized compensation costs associated with unvested equity awards upon achievement of the vesting conditions at the closing of the Acquisition. The remaining compensation expense of approximately $6.4 million will be recognized in the Successor periods during 2017.

Total Stock-based Compensation Expense

We recorded stock-based compensation expense (credit) for the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014 of $25.0 million, $4.3 million and $0.6 million, respectively, of which $22.7 million, $3.8 million and $0.7 million was recorded in SG&A expenses and $2.3 million, $0.5 million and $(0.1) million, respectively, was recorded in cost of revenue, respectively. Stock compensation expense of $1.7 million was recognized in the Successor period ended December 31, 2016 related to stock awards that were not vested by their terms as of the closing of the Acquisition. Unrecognized compensation cost of $5.6 million was recognized in prepaid expenses in the consolidated balance sheet as of December 31, 2016 as the predecessor awards were settled at the closing of the Acquisition, but subject to a one year service requirement.

14. Employee Benefit Plans

Defined Contribution Plan

The Company maintains defined contribution benefit plans and makes discretionary contributions to these plans. Costs incurred by the Company related to these plans amounted to approximately $3.0 million, $17.7 million, $18.2 million and $16.6 million for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively.

Deferred Compensation Plan

The Company’s deferred compensation plan provides eligible management and other highly compensated employees with the opportunity to defer, on a pre-tax basis, their salary, bonus, and other specified cash compensation and to receive the deferred amounts, together with a deemed investment return (positive or negative), either at a pre-determined time in the future or upon termination of employment with the Company. The deferred compensation liability of approximately $15.2 million and $12.1 million was included in accrued expenses and other non-current liabilities in the Company’s consolidated balance sheets as of December 31, 2016 and 2015, respectively. Participants in the plan may elect notional investments in several mutual fund choices per the terms of the plan.

Postretirement Plan

The Company maintains a postretirement plan for employees at a Swiss subsidiary that has characteristics of both a defined benefit plan and a defined contribution plan. The measurement of the related benefit obligations and the net periodic benefit costs recorded each year are based upon actuarial computations, which require management’s judgment as to certain assumptions. Liabilities related to the Company’s postretirement plan are measured at year end. Benefit amounts are based upon years of service and compensation. The Swiss plan was partially funded as of December 31, 2016 and 2015. The Company’s funding policy has been to contribute annually a fixed percentage of the eligible employee’s salary at least equal to the local statutory funding requirements. The pension liability was $1.3 million and $1.0 million at December 31, 2016 and 2015, respectively, and is included in other non-current liabilities in the accompanying consolidated balance sheets.

15. Termination Benefits and Other Cost Reduction Actions

The Company continues to take certain actions to integrate its acquisitions and implement cost containment measures in an effort to better align operating costs with market and business conditions. Expenses related to these actions that include real estate consolidations, elimination of redundant functions and employees were $1.6 million, $12.8 million, $16.4 million and $17.9 million for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively.

The $1.6 million of costs incurred in the Successor period ended December 31, 2016 includes $1.6 million of severance costs for approximately 30 employees and no facility-related costs and includes $0.4 million of costs related to Clinical and $1.2 million related to Commercial. The $12.8 million of costs incurred in the Predecessor period ended November 8, 2016 includes $6.7 million of severance costs for approximately 265 employees and facility-related costs of $6.1 million and includes $3.5 million of costs related to Clinical, $9.0 million related to Commercial and $0.3 million related to Corporate. The $16.4 million of costs incurred in the Predecessor period ended December 31, 2015 includes $13.2 million of severance costs for approximately 435 employees and facility-related costs of $3.2 million and includes $6.7 million of costs related to Clinical, $8.8 million related to Commercial and $0.9 million related to Corporate. The $17.9 million of costs incurred in the Predecessor period ended December 31, 2014 includes $13.7 million of severance costs for approximately 410 employees and facility-related costs of $4.2 million and includes $8.6 million of costs related to Clinical, $8.5 million related to Commercial and $0.8 million related to Corporate. In addition, the Company incurred non-cash facility consolidation costs of $0.5 million in both 2016 and 2015, respectively, and there were no such non-cash charges in 2014.

The following table summarizes the Company’s restructuring costs for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014 (in thousands):

	Successor	Predecessor
	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
Employee severance and related costs	$1,604	$6,715	$13,134	$13,752
Facilities-related costs	—	6,100	3,231	4,168

Total	$1,604	$12,815	$16,365	$17,920

For the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, restructuring costs of $0.3 million, $3.1 million, $5.1 million and $4.7 million have been included in Cost of revenues, and $1.3 million, $9.7 million, $11.3 million and $13.2 million have been included in Selling, general and administrative expenses, respectively. Restructuring costs are not allocated to the Company’s reportable segments as they are not part of the segment performance measures regularly reviewed by the management.

The following table summarizes the Company’s restructuring reserve as of December 31, 2016 and 2015 (in thousands):

	Balance at December 31,	2015	2015	Balance at December 31,
	2014 (Predecessor)	Net Costs (Predecessor)	Cash Payments (Predecessor)	2015 (Predecessor)
Employee severance and related costs	$5,145	$13,134	$(14,034)	$4,245
Facilities-related costs	7,098	3,231	(6,387)	3,942

Total	$12,243	$16,365	$(20,421)	$8,187

	Balance at December 31,	For the Period January 1, 2016 through November 8, 2016	For the Period January 1, 2016 through November 8, 2016	For the Period November 9, 2016 through December 31, 2016	For the Period November 9, 2016 through December 31, 2016	Balance at December 31,
	2015 (Predecessor)	Net Costs (Predecessor)	Cash Payments (Predecessor)	Net Costs (Successor)	Cash Payments (Successor)	2016 (Successor)
Employee severance and related costs	$4,245	$6,715	$(9,049)	$1,604	$(351)	$3,164
Facilities-related costs	3,942	6,100	(3,048)	—	(452)	6,542

Total	$8,187	$12,815	$(12,097)	$1,604	$(803)	$9,706

The Company expects severance payments accrued at December 31, 2016 will be paid within the next twelve months. Certain facility costs will be paid over the remaining lease term of exited facilities through 2027.

The net costs on the table above exclude non-cash charges of $0.5 million in both 2016 and 2015 of Predecessor related to abandoned assets at certain facilities.

16. Income Taxes

For financial reporting purposes, income (loss) from continuing operations before income (loss) from equity investments and income taxes includes the following components (in thousands):

	Successor	Predecessor
	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
United States	$(62,046)	$(177,885)	$(165,929)	$(184,994)
Foreign	(2,350)	50,488	22,198	7,263

Income (loss) from continuing operations before income tax (provision) benefit and income (loss) from equity investments	$(64,396)	$(127,397)	$(143,731)	$(177,731)

The income tax provision (benefit) is as follows (in thousands):

	Successor	Predecessor
	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
Current:
U.S. - Federal	$—	$—	$—	$(4,648)
U.S. - State and local	171	1,302	151	(632)
Foreign	284	5,701	8,160	3,149

	455	7,003	8,311	(2,131)

Deferred:
U.S. - Federal	(21,492)	4,126	4,496	4,423
U.S. - State and local	(1,668)	(264)	(111)	171
Foreign	(629)	4,282	(7,129)	44

	(23,789)	8,144	(2,744)	4,638

Income tax provision (benefit)	$(23,334)	$15,147	$5,567	$2,507

The provision for taxes on net loss differs from the amount computed by applying the U.S. federal income tax rate as a result of the following:

	Successor	Predecessor
	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
(stated as percentages)
Taxes at statutory U.S. federal income tax rate	35.0%	35.0%	35.0%	35.0%
Foreign tax differences	(1.3)	6.4	4.5	2.1
State and local income taxes, net of federal tax benefit	2.5	(0.2)	—	(0.2)
Valuation allowance	—	(16.4)	(27.9)	(43.3)
Federal examination settlement	—	—	—	2.3
Impairment of intangible assets	—	(14.4)	(7.6)	(2.8)
Net operating loss adjustment	—	(0.1)	—	7.7
Federal tax on foreign earnings	0.6	(18.0)	(6.4)	(3.9)
Other permanent differences	(0.6)	(4.2)	(1.5)	1.7

Effective tax rate	36.2%	(11.9)%	(3.9)%	(1.4)%

Deferred income taxes are recorded based upon differences between the financial statement and tax bases of assets and liabilities. As of December 31, 2016 and 2015, the deferred tax assets and liabilities consisted of the following (in thousands):

	Successor	Predecessor
	December 31, 2016	December 31, 2015
Deferred Tax Assets:
Accrued expenses	$30,427	$29,384
Deferred revenue	10,423	11,150
Allowance for doubtful accounts and other	3,674	9,462
Deferred compensation	4,143	6,902
Intangible assets	872	9,416
Net operating losses	434,535	351,348
Property and equipment	1,274	5,190
Research and development credits	46,486	44,506
Debt basis adjustment	—	8,854
Other	—	4,387

Deferred Tax Assets	531,834	480,599
Valuation Allowance	(83,167)	(406,477)

Deferred Tax Liabilities:
Prepaid expenses	(2,135)	(2,746)
Property and equipment	(6,523)	(518)
Deferred financing	(95)	(5,052)
Intangible assets	(660,382)	(121,602)
U.S. tax on foreign earnings	(47,694)	(7,000)
Other	(4,757)	(532)

Deferred Tax Liabilities	(721,586)	(137,450)

Net Deferred Tax Liabilities	$(272,919)	$(63,328)

At December 31, 2016 and 2015, the Company had U.S. Federal net operating loss carry forwards (“NOLs”) of $1,118.9 million and $889.7 million, respectively, which will expire beginning in 2026 and ending in 2036. Included in this amount were $82.3 million of NOLs attributable to acquisitions completed during 2011, the utilization of which will be subject to limitations due to the application of Internal Revenue Code (“IRC”) Section 382, a provision that may limit a taxpayer’s ability to utilize its NOLs in the event of an ownership change. Additionally, the ownership change due to the Acquisition causes an additional Section 382 limitation on all net operating losses. The Company does not believe any of the Section 382 limitations mentioned above will preclude utilization before these NOLs expire.

At December 31, 2016 and 2015, the Company had foreign NOLs of $61.1 million and $73.4 million, respectively, which will expire in varying amounts beginning in 2020 and some have an indefinite life. At December 31, 2016 and 2015, the Company had Canadian research and development credit carry forwards of $63.6 million and $60.2 million, respectively, which expire between 2022 and 2036.

As of December 31, 2016 and 2015, the Company had a total valuation allowance of $83.2 million and $406.5 million, respectively. The significant decrease in the valuation allowance, from the Predecessor to the Successor period, reflects the recognition of material deferred tax liabilities associated with the application of acquisition accounting, which provide a source of taxable income used in the assessment of the recoverability of deferred tax assets. In the Successor period, the net U.S. federal and certain state jurisdictions are in a net deferred tax liability position. The Company maintains a full valuation allowance against certain state and foreign net deferred tax assets because management has concluded that it is more likely than not that it will not realize the benefits of these deferred tax assets based on recent operating results and current projections of future losses. For the Successor period from November 9, 2016 to December 31, 2016, Predecessor period from January 1, 2016 to November 8, 2016, and for the year ended December 31, 2015, the valuation allowance increased by $0.3 million, increased by $25.3 million, and increased by $30.9 million, respectively. During the Predecessor period ended November 8, 2016 and the year ended December 31, 2015, the Company recorded tax benefits of $1.4 million and $5.9 million, respectively, related to the release of valuation allowances on certain deferred tax assets as a result of improved operating results in the applicable jurisdictions. Additional adjustments to valuation allowances may be required due to improved profitability or declines of jurisdictional profits which would either warrant the release of an already established valuation allowance or to record an additional valuation allowance against the deferred tax assets of the given jurisdiction.

The Company has outside basis differences in its non U.S. subsidiaries and provides for U.S. income taxes or non U.S. withholding taxes for the undistributed earnings portion of the outside basis differences, unless such earnings are considered indefinitely reinvested. As of December 31, 2016, the Company recognized a deferred tax liability for all of its undistributed earnings in the amount of $47.7 million.

For the Successor period ended December 31, 2016, the Predecessor period ended November 8, 2016, and years ended December 31, 2015 and December 31, 2014, the Company had unrecognized tax benefits of $26.8 million, $26.8 million, $25.5 million and $16.7 million, respectively. Positions totaling $3.9 million, $3.9 million, $2.7 million and $3.1 million for the Successor period ended December 31, 2016, the Predecessor period ended November 8, 2016, and years ended December 31, 2015 and 2014, respectively, if recognized, would affect the effective tax rate.

A reconciliation of the beginning and ending amount of unrecognized tax benefits, which excludes interest and penalties, is as follows (in millions):

	Successor	Predecessor
	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
Unrecognized tax benefits balance	$26.8	$25.5	$16.7	$13.6
Increase (decrease) in tax positions for prior years	—	0.1	0.1	(0.2)
Increase in tax positions for current year	—	1.5	9.4	6.9
Settlements	—	—	—	(2.8)
Lapse of statute of limitations	—	(0.3)	(0.7)	(0.8)

Unrecognized tax benefits balance	$26.8	$26.8	$25.5	$16.7

The total amount of accrued interest and penalties recorded as of December 31, 2016 and 2015 was $3.5 million and $3.0 million, respectively. The gross interest and penalties recognized in the statements of operations for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, and years ended December 31, 2015 and December 31, 2014, was income (expense) of $0 million, $(0.5) million, $(0.1) million and $0.4 million, respectively.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. The Company is no longer subject to U.S. federal income tax examinations for years before 2012 and generally, is no longer subject to state and local income tax examinations by tax authorities for years before 2011.

The Company does not expect that the unrecognized tax benefits balance will decrease within the next 12 months.

17. Related Parties

Management Arrangements

Upon completion of the THL Acquisition, inVentiv entered into a management agreement (“THL Management Agreement”) with THL Managers VI, LLC (“THL Managers”), in which THL Managers agreed to provide management services to inVentiv until the tenth anniversary of the consummation of the THL Acquisition with evergreen one-year extensions thereafter. Pursuant to the THL Management Agreement, THL Managers received an aggregate annual management fee in an amount per year equal to the greater of (a) $2.5 million or (b) 1.5% of EBITDA, as defined in the THL Management Agreement. In addition, the Company reimbursed out-of-pocket expenses, including travel related costs, incurred by THL Managers. The Company recognized $3.6 million, $3.3 million and $2.9 million in management fees and related costs for the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively. In addition, the Company recognized $1.0 million in advisory fees related to the Acquisition for the Predecessor period ended November 8, 2016.

Upon completion of the Acquisition as described in Note 3, the Company entered into a management services agreement with the Advent managers and the THL Managers (together, the “Managers”) pursuant to which such Managers agree to provide management, advisory and consulting services to us and/or one or more of our parent or subsidiary entities.

Pursuant to the new management agreement, the Managers will be entitled to their respective share of a fixed annual monitoring fee equal to 1% of EBITDA as compensation for services rendered. The annual monitoring fee initially will be shared equally between the Advent managers and the THL Managers (as though they have equal ownership percentages) until such time as their respective ownership percentages change, at which time it will be adjusted proportionately to reflect such change. Such amount, with respect to any Manager, may be taken as a monitoring fee or used to compensate one or more independent consultants made available by such Manager to inVentiv or its parent or subsidiary entities. In addition, the Company will reimburse out-of-pocket expenses, including travel related costs, incurred by the Managers in connection with the new management agreement. The Company recognized $0.8 million in management fees and related costs for the Successor period ended December 31, 2016.

The new management agreement includes customary exculpation and indemnification provisions in favor of the Managers and their respective affiliates.

Commercial Transactions

There were three entities for the Predecessor period ended November 8, 2016, and four entities for the Predecessor periods ended December 31, 2015 and December 31, 2014 in which THL or its affiliates held a 10% or greater interest that provided services exceeding $120,000 in value to inVentiv. The services included facilities management, audio conferencing and information technology services. The fees for these services were $0.9 million, $4.3 million and $5.3 million for the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively. No services were provided for the Successor period ended December 31, 2016.

One of the Company’s directors, R. Blane Walter, acquired a 10% or greater interest in, and became a director of, an entity in 2013 which provided relationship enterprise technology solutions to the Company exceeding $120,000 in value over the previous twelve month period. No services were provided in 2016. The services were provided for fees of $1.8 million for both the years ended December 31, 2015 and 2014, respectively. Mr. Walter has also invested as a limited partner in THL Executive Fund VII, the general partner of which is an affiliate of THL.

18. Segment Information

The Company provides services through two reportable segments, Clinical and Commercial. Each reportable business segment is comprised of multiple service offerings that, when combined, create a fully integrated biopharmaceutical outsourced services provider. Clinical provides a continuum of services spanning phases I-IV of clinical development. Commercial, provides commercialization services to the pharmaceutical, biotechnology and healthcare industries. The Clinical and Commercial segments provide services to the other segments primarily in connection with the delivery of services to the end client. The Company accounts for intersegment sales on prices that management considers to be consistent with market pricing. Total intersegments sales from Clinical to Commercial was $0.2 million, $0.2 million, $0.3 million and $1.5 million for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively. Total intersegment sales from Commercial to Clinical or Corporate was $1.6 million, $15.6 million, $13.2 million and $6.1 million for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively.

Management measures and evaluates the Company’s operating segments based on segment net revenues and adjusted operating income. The results of these reportable business segments are regularly reviewed by the Company’s chief operating decision maker, the Chief Executive Officer. Certain costs are excluded from adjusted segment operating income because management evaluates the operating results of the segments excluding such charges. These items include depreciation and amortization; certain foreign currency impacts; net charges associated with acquisitions; certain legal charges, net of insurance recoveries; certain asset impairment charges; stock-based compensation; as well as corporate and other unallocated expenses. The Corporate and other unallocated expenses primarily consist of expenses for corporate overhead functions such as finance, human resources, information technology, facilities and legal; restructuring and related charges; and certain expenses incurred in connection with the management agreements with affiliates of certain shareholders of the Parent. Although these amounts are excluded from adjusted segment operating income, as applicable, they are included in reported consolidated operating loss and in the reconciliations presented below. The Company has not presented segment assets since asset information is not provided to the chief operating decision maker due to the fact that it is not a key performance measure on which the operating segments are evaluated or resource allocations are made as the Company is a service-based business that does not incur significant capital costs.

The Company had an agreement to provide commercialization services to a biopharmaceutical client for launch of certain products in return for a royalty on the client’s net revenues. The results of this arrangement included in Corporate and other as the contract was managed and evaluated on a corporate level. The substantial majority of the intersegment sales from Commercial to Corporate and other is related to providing services for this arrangement. The amount of costs included in Corporate and other related to this arrangement was $0.8 million, $16.2 million, $5.2 million and $0.8 million for the Successor period ended December 31, 2016, the Predecessor periods ended November 8, 2016, December 31, 2015 and December 31, 2014, respectively. The Company terminated this arrangement in the fourth quarter of 2016.

Selected information for each reportable segment is as follows (in thousands):

	Successor	Predecessor
	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
Net Revenues
Clinical	$132,538	$892,556	$947,917	$870,255
Commercial	163,248	1,021,834	1,059,876	943,716
Intersegment revenues	(1,692)	(15,830)	(13,475)	(7,566)

Consolidated net revenues	$294,094	$1,898,560	$1,994,318	$1,806,405

Adjusted Segment Operating Income (Loss)
Clinical	$3,903	$161,797	$137,093	$96,736
Commercial	26,299	184,577	171,940	129,684
Corporate and other	(11,476)	(76,976)	(39,765)	(28,790)

Reportable segments adjusted operating income (loss)	18,726	269,398	269,268	197,630
Depreciation and amortization	(37,039)	(79,105)	(95,088)	(107,315)
Impairment of goodwill and long-lived assets	—	(67,982)	(69,157)	(24,023)
Proceeds from purchase price finalization	—	—	—	—
Stock-based compensation	(1,234)	(25,013)	(4,286)	(556)
Other unallocated charges	(1,383)	(35,424)	(27,587)	(16,356)

Operating income (loss)	(20,930)	61,874	73,150	49,380
Loss on extinguishment of debt and refinancing costs	—	(1,001)	—	(10,062)
Interest income (expense), net	(43,466)	(188,270)	(228,199)	(217,049)
Other income	—	—	11,318	—

Income (loss) before income tax (provision) benefit and income (loss) from equity investments	$(64,396)	$(127,397)	$(143,731)	$(177,731)

	Successor	Predecessor
	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
Capital Expenditures (in thousands)
Clinical	$3,190	$12,010	$14,816	$11,237
Commercial	764	6,368	14,938	10,847
Corporate and other	1,601	5,245	9,525	11,005

Capital expenditures	$5,555	$23,623	$39,279	$33,089

The following tables contain certain financial information by geographic area based on the location of the primary customer relationship.

	Successor	Predecessor
	For the Period November 9, 2016 through December 31, 2016	For the Period January 1, 2016 through November 8, 2016	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014
Net Revenues by Geography (in thousands)
United States	$222,723	$1,469,737	$1,554,376	$1,336,674
United Kingdom	45,093	282,511	274,095	196,489
All Other Americas	11,814	56,279	62,804	75,040
Asia	8,265	52,460	60,347	73,930
All Other Europe	5,241	30,145	35,763	114,082
All Other	958	7,428	6,933	10,190

Net revenues	$294,094	$1,898,560	$1,994,318	$1,806,405

	Successor	Predecessor
	December 31, 2016	December 31, 2015
Long-Lived Assets by Geography (in thousands)
United States	$142,945	$124,901
United Kingdom	7,945	7,776
All Other Americas	7,186	4,974
Asia	7,018	2,334
All Other Europe	2,226	2,014
All Other	106	33

Long-lived assets	$167,426	$142,032

19. Subsequent Events

On May 10, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with INC Research Holdings, Inc., a Delaware corporation (“INC Research”), pursuant to which the Company will merge with and into INC Research (the “Merger”), with INC Research surviving the Merger. Subject to the terms and conditions of the Merger Agreement, the aggregate merger consideration to be paid in respect of all outstanding shares of the Company’s common stock, par value $0.0001 per share, Company options and restricted stock units shall be approximately 50.0 million shares of INC Research’s common stock.

Consummation of the Merger is subject to various conditions, including, among others, customary conditions relating to the adoption of the Merger Agreement by the requisite vote of the Company’s and INC Research’s respective stockholders; expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and that the consents from the competition regulatory authorities in certain other jurisdictions be obtained. The transaction is currently expected to be completed in the second half of 2017.

On January 15, 2017, the Company redeemed its $625.0 million principal amount of 9% Senior Secured Notes at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, January 15, 2017. The funds held in deposit were used to redeem these notes.

The Company has evaluated subsequent events that occurred after December 31, 2016 through June 9, 2017, the date these financial statements were issued.